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     SUPPORT AGREEMENT
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November 15, 2006

Osler, Hoskin & Harcourt LLP

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SUPPORT AGREEMENT

THIS SUPPORT AGREEMENT made the 15th day of November, 2006,

B E T W E E N:

LIMITED BRANDS, INC.,
a corporation incorporated under the laws of the State of Delaware

(“Parent”)

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MOS MAPLE ACQUISITION CORP.,
an indirect wholly-owned subsidiary of Parent incorporated under the laws of the Province of Nova Scotia

(“Bidco”)

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LA SENZA CORPORATION,
a corporation incorporated under the federal laws of Canada

(the “Company”)

RECITALS:

Parent through Bidco wishes to make an offer by way of take-over bid to the shareholders of the Company to purchase all of the outstanding subordinate voting shares of the Company (the “SV Shares”) including SV Shares issuable upon the exercise of outstanding Options and upon the conversion of all the outstanding multiple voting shares (the “MV Shares”) of the Company.

The board of directors of the Company, after consulting with its legal and financial advisors and receiving an opinion from its financial advisor (the “Fairness Opinion”) to the effect that the consideration to be received pursuant to the offer to be made by Offeror is fair, from a financial point of view, to all the holders of SV Shares (other than the Supporting Shareholders), has determined that it would be advisable and in the best interests of the Company to cooperate with Parent and Bidco to take all reasonable action to support the offer to acquire the Shares and to recommend that all holders of the SV Shares (other than the Supporting Shareholders for which no recommendation is made) tender their Shares to the offer, all on and subject to the terms and conditions of this Agreement.

Contemporaneously with the execution of this Agreement and as a condition of Parent’s and Bidco’s willingness to enter into this Agreement, Parent and Bidco have entered into a lock-up agreement, a true and complete copy of which has been provided to the Company, (the “Lock-Up Agreement”) dated the date hereof with each of the individuals, partnerships and corporations listed on Schedule C (collectively, the “Supporting Shareholders”) pursuant to which such Shareholders have agreed, among other things, to tender to the offer all Shares in the capital of the Company owned directly or indirectly (or that will be owned upon the exercise of options) by such Shareholders.

     NOW THEREFORE THIS AGREEMENT WITNESSETH THAT in consideration of the covenants and agreements herein contained and other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged), the preamble and Recitals hereto forming an integral part thereof, the parties hereto covenant and agree as follows:

ARTICLE 1
INTERPRETATION

1.1 Definitions

In this Agreement, unless the context otherwise requires:

“Acquisition Proposal” has the meaning ascribed thereto in Section 7.1;

“Affiliate” has the meaning ascribed thereto in the Securities Act (Ontario), R.S.O. 1990, c. S-5, as amended;

“Agreement” or “Support Agreement” means this support agreement entered into between the Parent, Bidco and the Company, as may be amended or restated from time to time in accordance with the terms hereof;

“Appropriate Regulatory Approvals” means sanctions, rulings, consents, orders, exemptions, permits, licences, authorizations and other approvals (including the lapse, without objection, of a prescribed time under a statute or regulation that states that a transaction may be implemented if a prescribed time lapses following the giving of notice without an objection being made) of any Governmental Entity;

“Associate” has the meaning ascribed thereto in the Securities Act (Ontario), R.S.O. 1990, c. S-5, as amended;

“Benefit Plans” means any pension or retirement income plans or other employee compensation or benefit plans, agreements, policies, programs or arrangements, whether written or oral, which are maintained by or binding upon the Company or any of its Subsidiaries;

“Bidco” means MOS Maple Acquisition Corp., an indirect wholly-owned subsidiary of the Parent;

“Board of Directors” means the board of directors of the Company;

“Business Day” means any day of the week, other than a Saturday, a Sunday or a statutory or civic holiday observed in Toronto, Ontario or in Montréal, Québec;

“Canadian GAAP” means Canadian generally accepted accounting principles as defined from time to time by the Accounting Standards Board of the Canadian Institute of

Chartered Accountants in the Handbook of the Canadian Institute of Chartered Accountants;

“CBCA” means the Canada Business Corporations Act, R.S.C. 1995, c. C-44 (CA), as amended;

“Coattail Trust Agreement” means the Trust Agreement made as of the 17th day of June, 1993 among Teitelbaum Holdings Inc., Stephen Gross Holdings Inc., Irving Teitelbaum, Stephen Gross, Suzy Shier Limited and The R-M Trust Company;

“Collective Bargaining Agreements” means collective agreements and related documents including benefit agreements, letters of understanding, letters of intent and other written communications (including arbitration awards) by which the Company or any of its Subsidiaries is bound or which impose any obligations upon the Company or any of its Subsidiaries or set out the understanding of the parties or an interpretation with respect to the meaning of any provisions of such collective agreements;

“Commissioner” means either the Commissioner of Competition appointed under the Competition Act or any person duly authorized to exercise the powers and perform the duties of the Commissioner of Competition;

“Company” means La Senza Corporation, a corporation incorporated under the federal laws of Canada;

“Company Balance Sheet” has the meaning ascribed thereto in Section 4.11;

“Company Disclosure Letter” means the disclosure letter of the Company delivered to the Offeror in confidence contemporaneously with the execution and delivery of this Agreement;

“Company Intellectual Property” has the meaning ascribed thereto in Subsection 4.17(a);

“Company Material Adverse Effect” means any change, effect, event, occurrence or state of facts that is, or could reasonably be expected to be, individually or in the aggregate, material and adverse to the assets, liabilities, obligations (whether absolute, accrued or otherwise), results of operations, business, operations or condition (financial or otherwise) of the Company and its Subsidiaries taken as a whole, other than any change, effect, event, occurrence or state of facts relating to:

(i)	changes in general economic or political conditions or the securities markets generally;

(ii)	a change in the market trading price of SV Shares in and of itself;

(iii)	any generally applicable change in applicable Laws (other than orders, judgements or decrees against the Company or any of its Subsidiaries) or in Canadian GAAP;

(iv)	changes affecting generally the apparel industry;

(v)	meteorological conditions, including the weather, temperature, precipitation, snow and wind prevailing in any country, region or area where the Company carries on business, or has operations or sales;

(vi)	the announcement of the transactions contemplated by this Agreement or other communication by the Offeror of its plans or intentions with respect to any of the businesses or operations of the Company or any of its Subsidiaries;

(vii)	any natural disaster or any acts of terrorism, sabotage, military action or war (whether or not declared) or any escalation or worsening thereof;

(viii)	changes in currency exchange rates;

(ix)	any transaction undertaken by the Company at the request of the Offeror pursuant to Section 5.4; or

(x)	any of the matters listed in Schedule 1.1 of the Company Disclosure Letter;

provided, however, that any such change, effect, event, occurrence or state of facts described in clause (i), (iii), (iv), (v) or (vii) above shall only be excluded from the definition of Company Material Adverse Effect if it does not primarily relate to (or have the effect of primarily relating to) the Company and its Subsidiaries taken as a whole, or disproportionately adversely affect the Company and its Subsidiaries taken as a whole, compared to other companies operating in the apparel industry;

“Company Public Documents” means all forms, reports, schedules, statements and other documents filed by the Company with all applicable securities regulatory authorities and the TSX;

“Company Representative” has the meaning ascribed thereto in Section 7.1;

“Competition Act” means the Competition Act (Canada), R.S.C., c. C-34, as amended;

“Competition Filings” has the meaning ascribed thereto in Subsection 5.6(a)(i);

“Competition Tribunal” has the meaning ascribed thereto in the Competition Act;

“Compulsory Acquisition Transaction” has the meaning ascribed thereto in Section 2.6 ;

“Confidentiality Agreement” means the confidentiality agreement dated October 31, 2006 between Parent and the Company;

“Data Room Information” means the documents listed or the information described in the separate letter addressed to the Offeror and dated as at the date hereof and made available to the Offeror or its legal counsel in confidence;

“Directors’ Circular” has the meaning ascribed thereto in Subsection 2.1(f)(iii);

“Effective Date” means the date on which the Offeror first pays for Shares deposited to the Offer;

“Effective Time” means 12:01 a.m. on the Effective Date;

“Employment Contracts” means contracts whether oral or written, relating to an employee, including any communication or practice relating to an employee which imposes any obligation on the Company or any of its Subsidiaries;

“Encumbrances” means pledges, liens, charges, security interests, leases, title retention agreements, mortgages, restrictions, hypothecs, easements, rights-of-way, title defects, options or adverse claims or encumbrances of any kind or character whatsoever;

“Environment” means environment or natural environment as defined in any Environmental Law and includes soil, land surface or subsurface strata, surface waters (including navigable waters and ocean waters), groundwaters, drinking water supply, stream sediments, ambient air (including indoor air) in the workplace, and any sewer system;

“Environmental Laws” means all applicable Laws, including applicable policies, directions and guidelines of any Governmental Entity which, although not actually having the force of law, are considered by such Governmental Entity as requiring compliance as if having the force of law, relating to the Environment, environmental assessment, health, occupational health and safety, protection of any form of plant or animal life, and the transportation of dangerous goods, contaminants, wastes, hazardous and toxic substances;

“Escrow Agreement” means the escrow agreement dated November 15, 2006 between, among others, the Offeror and the Supporting Shareholders;

“Exchange Act” means the U.S. Securities Exchange Act of 1934 and the rules and regulations of the SEC thereunder;

“Exclusivity Agreement” means the exclusivity agreement dated November 1, 2006 between Parent and Mr. Irving Teitelbaum, Mr. Stephen Gross and Mr. Laurence Lewin;

“Expiry Date” means the Initial Expiry Date or any subsequent date set out in any notice of the Offeror extending the period under which Shares may be deposited under the Offer;

“Expiry Time” means 8:00 p.m. (Toronto time) on the Expiry Date;

“Fairness Opinion” has the meaning ascribed thereto in the Recitals;

“Foreign Private Issuer” means an issuer incorporated or organized under the laws of any jurisdiction other than the United States of America or any state, territory or possession thereof other than an issuer meeting both of the following conditions: (a) more than 50% of the outstanding voting securities of such issuer are directly or indirectly owned by residents of the United States; and (b) any of the following: (i) the majority of the executive officers or directors are United States citizens or residents; (ii) more than

50% of the assets of the issuer are located in the United States; or (iii) the business of the issuer is administered principally in the United States;

“fully diluted basis” means, with respect to the number of MV Shares or SV Shares at any time, as the case may be, such number of outstanding MV Shares or SV Shares as would be outstanding calculated assuming that all outstanding Options and other rights to purchase MV Shares or SV Shares, if any, are exercised, but unless otherwise expressly provided in the case of SV Shares, excluding conversion of the MV Shares into SV Shares;

“Governmental Entity” means: (a) any multinational, federal, provincial, state, regional, municipal, local or other government, governmental or public department, central bank, court, tribunal, arbitral body, commission, commissioner, board, bureau or agency, domestic or foreign; (b) any subdivision, agent, commission, commissioner, board, or authority of any of the foregoing; (c) any self-regulatory authority, including the TSX; or (d) any quasi-governmental or private body exercising any regulatory, expropriation or taxing authority under or for the account of any of the foregoing;

“Holdco”, “Holdco Agreement”, “Holdco Alternative”, “Holdco Election”, “Holdco Election Deadline”, “Holdco Shareholders”, “Holdco Shares” have the meanings ascribed thereto in Subsection 2.1(e);

“Initial Expiry Date” means the 36th day after the date that the Offer is commenced within the meaning of the Securities Act (or if the 35th day after such commencement is not a Business Day, on the day following the first Business Day after the 35th day), provided that, if such day is not a Business Day, then the Initial Expiry Date shall be the next Business Day;

“Intellectual Property” means all:

(i)	copyrights, including copyright registrations and applications and unregistered copyrights;

(ii)	Trade-marks;

(iii)	patents and inventions and applications therefor and patents which may be issued from current applications (including divisions, reissues, renewals, re-examinations, continuations, continuations-in-part and extensions) applied for or registered;

(iv)	trade secrets and confidential information;

(v)	industrial designs;

(vi)	any other right relating to intellectual or industrial property, whether arising under statute, common law, civil law or otherwise; and

(vii)	all rights or interests in or relating to any of the foregoing under licenses, waivers or agreements;

“Investment Canada Act” means the Investment Canada Act (Canada), R.S.C. 1985, c. 28 (1st Supp.), as amended;

“Laws” means all laws (including common law and civil law), by-laws, statutes, rules, regulations, orders, ordinances, judgments, decrees or other requirements, whether domestic or foreign, and the terms and conditions of any grant of approval, permission, authority, permit or license of any Governmental Entity and the term “applicable” with respect to such Laws and in a context that refers to one or more Parties, means such Laws as are applicable to such Party or its business, undertaking, property or securities and emanate from a Person having (or purporting to have) jurisdiction over the Party or Parties or its or their business, undertaking, property or securities;

“Lease” has the meaning ascribed thereto in Section 4.15;

“Lock-Up Agreement” has the meaning ascribed thereto in the Recitals;

“Material Contracts” has the meaning ascribed thereto in Subsection 4.28(a);

“Minimum Condition” has the meaning ascribed thereto in Schedule A;

“MV Shares” has the meaning ascribed thereto in the Recitals;

“Offer” means the offer to be made by the Offeror for all outstanding SV Shares, including SV Shares issuable upon the conversion of all outstanding MV Shares and the exercise of Options, in accordance with Section 2.1;

“Offer Deadline” has the meaning ascribed thereto in Subsection 2.1(a);

“Offer Documents” has the meaning ascribed thereto in Subsection 2.1(c);

“Offered Consideration” has the meaning ascribed thereto in Subsection 2.1(a);

“Offering Circular” means the offer to purchase and accompanying take-over bid circular of the Offeror to be provided to the Shareholders in respect of the Offer;

“Offeror” means, collectively, the Parent and Bidco;

“Options” means options to purchase SV Shares granted under the Stock Option Plan;

“Owned Trade-marks” has the meaning ascribed thereto in Subsection 4.17(h);

“Parent” means Limited Brands, Inc., a corporation incorporated under the laws of the State of Delaware;

“Parties” means the Company, the Parent and Bidco; and “Party” means any one of them;

“Person” includes an individual, partnership, association, corporation, company, limited liability company, unincorporated association, unincorporated syndicate or organization, trust, body corporate, joint venture, business organization, trustee, executor, administrator, legal representative, government (including any Governmental Entity) or any other entity, whether or not having legal status;

“Pre-Acquisition Reorganization” has the meaning ascribed thereto in Section 5.4;

“Product Authorizations” means approvals, licences, permits, consents, authorizations or registrations required or issued by any Governmental Entity, or by any material third party test house, registrar, product standards organization or certification body, required for the manufacture, import, export, sale, distribution and/or marketing of the Products;

“Products” means all of the products that are manufactured, distributed, marketed or sold by or on behalf of the Company, Subsidiaries, Company licensees and/or Company franchisees;

“Publicly Disclosed by the Company” means disclosed by the Company in a public filing made by it with the Ontario Securities Commission on the SEDAR system from January 28, 2006 to the date hereof;

“Related Party Transactions” has the meaning ascribed thereto in Section 4.24;

“SEC” means the U.S. Securities and Exchange Commission;

“Securities Act” means the Securities Act (Ontario), R.S.O. 1990, c. S-5 and the rules and regulations made thereunder, as amended;

“Securities Laws” has the meaning ascribed thereto in Subsection 2.1(c);

“Shareholders” means the holders of MV Shares and/or SV Shares, as applicable;

“Shares” means the SV Shares and/or the MV Shares, as applicable;

“Stock Option Plan” means the Amended and Restated Share Option Plan of the Company, as amended on June 16, 2005;

“Subsequent Acquisition Transaction” has the meaning ascribed thereto in Section 2.6;

“Subsidiary” means, with respect to a specified body corporate, any body corporate of which more than 50% of the outstanding shares ordinarily entitled to elect a majority of the board of directors thereof (whether or not shares of any other class or classes shall or might be entitled to vote upon the happening of any event or contingency) are at the time owned, or publicly announced as in the process of being acquired, directly or indirectly (through one or more subsidiaries), by such specified body corporate and shall include any body corporate, partnership, joint venture or other entity over which such specified body corporate exercises direction or control or which is in a like relation to a subsidiary;

“Superior Proposal” has the meaning ascribed thereto in Section 7.1;

“Supporting Shareholders” has the meaning ascribed thereto in the Recitals;

“SV Shares” has the meaning ascribed thereto in the Recitals;

“Tax Act” means the Income Tax Act (Canada), R.S.C. 1985, c. 1, as amended;

“Taxes” includes any taxes, duties, fees, premiums, assessments, imposts, levies and other charges of any kind whatsoever imposed by any Governmental Entity, including all interest, penalties, fines, additions to tax or other additional amounts imposed by any Governmental Entity in respect thereof, and including those levied on, or measured by, or referred to as, income, gross receipts, profits, alternative or add-on minimum taxes, capital, transfer, land transfer, sales, goods and services, harmonized sales, use, value-added, excise, stamp, withholding or similar taxes, business, franchising, property, development, occupancy, employer health, payroll, employment, health, social services, education and social security taxes, all surtaxes, all customs duties and import and export taxes, countervail and anti-dumping duties, all license, franchise and registration fees and all employment insurance, health insurance and Canada, Québec and other government pension plan premiums or contributions;

“Tax Returns” includes all returns, reports, declarations, elections, notices, filings, forms, statements and other documents (whether in tangible, electronic or other form) and including any amendments, schedules, attachments, supplements, appendices and exhibits thereto, made, prepared, filed or required to be made, prepared or filed by law in respect of Taxes;

“Trade-marks” means all trade-marks, trade-names, brands, trade dress, distinguishing guises, business names, domain names, tag lines, designs, graphics, logos and other commercial symbols and indicia of origin whether registered or not, and any goodwill associated therewith;

“Transition Date” means the earlier of: (a) the termination of this Agreement; and (b) the appointment or election to the Board of Directors of Persons designated by the Offeror who represent a majority of the directors of the Company;

“TSX” means the Toronto Stock Exchange;

“Union” means an organization of employees formed for purposes that include the regulation of relations between employees and employers and includes a provincial, territorial, national or international union, a certified council of unions, a designated or certified employee bargaining agency, and any organization which has been declared a union pursuant to applicable labour relations legislation;

“Voting Trust Agreement” means the Memorandum of Agreement made and entered into as at the 17th day of June, 1993 as amended, between, Irving Teitelbaum, Stephen Gross, Teitelbaum Holdings Inc., Stephen Gross Holdings Inc., Caroline Sacchetti, Laurence Lewin Holdings Inc. and Suzy Shier Limited; and

“Workers Compensation Legislation” means the Act Respecting Industrial Accidents and Occupational Diseases, R.S.Q., c. A. 3.001, as amended and any other similar legislation in other jurisdictions including for greater certainty the Workplace Safety and Insurance Act (Ontario).

1.2 Interpretation Not Affected by Headings

The division of this Agreement into Articles, Sections, Subsections and Paragraphs and the insertion of headings are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement. Unless the contrary intention appears, references in this Agreement to an Article, Section, Subsection, Paragraph or Schedule by number or letter or both refer to the Article, Section, Subsection, Paragraph or Schedule, respectively, bearing that designation in this Agreement.

1.3 Number and Gender

In this Agreement, unless the contrary intention appears, words importing the singular include the plural and vice versa, and words importing gender include all genders.

1.4 Date for Any Action

If the date on which any action is required to be taken hereunder by a Party is not a Business Day, such action shall be required to be taken on the next succeeding day which is a Business Day.

1.5 Time References

In this Agreement, except as otherwise specified, any references to time are to local Toronto time.

1.6 Currency

Unless otherwise stated, all references in this Agreement to sums of money are expressed in lawful money of Canada.

1.7 Accounting Matters

Unless otherwise stated all accounting terms used in this Agreement in respect of the Company shall have the meanings attributable thereto under Canadian GAAP and all determinations of an accounting nature in respect of the Company required to be made shall be made in a manner consistent with Canadian GAAP and past practice.

1.8 Knowledge

In this Agreement, unless otherwise stated, references to “the knowledge of” the Company means to the knowledge, information and belief of Mr. Irving Teitelbaum, Mr. Stephen Gross, Mr. Laurence Lewin, Ms Anna Palestini and Ms Gail Caplan and shall include any matter that would be expected to be known by an officer holding a similar position in a public company of similar size and scope.

1.9 Including

Where the word “including” or “includes” is used in this Agreement, it means “including (or includes) without limitation”.

1.10 Schedules

The following Schedules are annexed to this Agreement and is incorporated by reference into this Agreement and forms part hereof:

Schedule A	–	Conditions of the Offer
Schedule B	–	Provisions to be included in Holdco Agreement
Schedule C	–	Supporting Shareholders

ARTICLE 2
THE OFFER

2.1 Actions by Offeror

(a)	Subject to the terms and conditions set forth in this Agreement, the Offeror agrees to make the Offer at an offer price of $48.25 per SV Share to be paid in cash (the “Offered Consideration”) and to mail the Offer Documents to all registered Shareholders as soon as reasonably practicable after the date hereof and, in any event, not more than 21 days after the date hereof (the “Offer Deadline”); provided, however, that if the mailing of the Offer Documents is delayed by reason of: (i) an injunction or order made by a court or regulatory authority of competent jurisdiction; or (ii) the Offeror not having obtained any Appropriate Regulatory Approval that is necessary to permit the Offeror to make the Offer, then, provided that such injunction or order is being contested or appealed or such Appropriate Regulatory Approval is being actively sought, as applicable, the Offer Deadline shall be extended to the earlier of 12:01 a.m. on the day that is 51 days after the date hereof and 12:01 a.m. on the fifth Business Day following the date on which such injunction or order ceases to be in effect or such Appropriate Regulatory Approval is obtained, as applicable. The Offer Deadline shall also be extended to allow for any cure period provided for under Sections 2.1(f)(vi) and 2.1(f)(viii). In the event that all conditions to the Offer have been satisfied or waived by the Offeror, the Offeror shall take up and pay for the Shares validly deposited under the Offer in accordance with the terms thereof (and not properly withdrawn) as soon as reasonably practicable after the Offeror becomes obligated by the terms of the Offer to take up the Shares deposited under the Offer and in any event within three Business Days. The term “Offer” shall include any amendments to, or extensions of, such offer made in accordance with the terms of this Agreement, including, any removal or waiver of any condition or extension of the date by which Shares may be deposited.

(b)	The Offer shall not be subject to any conditions, other than the conditions set out in Schedule A.

(c)	The Offeror shall as soon as reasonably practicable prepare the Offering Circular and the related letter(s) of transmittal and notice(s) of guaranteed delivery (collectively, the “Offer Documents”) with respect to the Offer in both English and French in compliance with the Securities Act and all other applicable provincial securities laws, rules and regulations thereunder in Canada

(collectively, the “Securities Laws”). Prior to printing the Offer Documents, the Offeror shall provide the Company and its counsels with an opportunity to review and comment on the Offer Documents, the Company recognizing that whether or not such comments are appropriate will be determined by the Offeror, acting reasonably. The Offeror shall not be required to make the Offer in any jurisdiction where it would be illegal to do so or in any jurisdiction other than Canada and the United States which would require the Offeror to file a take over bid circular or other similar document.

(d)	The Offeror may, in its sole discretion, modify or waive any term or condition of the Offer, including extensions to the period during which Shares may be deposited under the Offer, provided that the Offeror will not, without the prior written consent of the Company, (i) increase the Minimum Condition, waive the Minimum Condition or decrease the Minimum Condition, (ii) decrease the Offered Consideration, except as provided in Section 2.7, (iii) change the form of the Offered Consideration (other than to add additional consideration), (iv) impose additional conditions to the Offer, or (v) otherwise modify the Offer in a manner that is materially adverse to the Company or the Shareholders (it being understood that any extension of the Offer beyond the Initial Expiry Date or a permitted waiver of any conditions thereto will not be considered to be materially adverse). The provisions of Subsection 2.1(d)(i) shall survive the termination of this Agreement. For greater certainty, this Section 2.1(d) shall apply notwithstanding any provision of Schedule A.

(e)	The Offer will permit any Person (“Holdco Shareholders”) who is resident in Canada for purposes of the Tax Act (including a Canadian partnership if all of the members of the partnership are resident in Canada) and who is the sole registered and beneficial owner, free and clear of all Encumbrances, of all of the shares of a corporation (“Holdco”) which: (i) was incorporated under the laws of Canada on or after August 1, 2006; (ii) at all times was a single purpose corporation that has had no business, no employees and has not held any assets other than Shares and a nominal amount of cash; (iii) at all times has had no contingent or absolute liabilities or obligations whatsoever save and except to the Offeror under the terms of the Holdco Agreement or an obligation to pay a dividend to a Holdco Shareholder which obligation is extinguished at the time of closing and immaterial liabilities related to the creation of Holdco; and (iv) has no liabilities whatsoever; to elect in respect of all the Shares held by such Holdco (the “Holdco Election”), by notice in writing provided to the Offeror (or the depositary under the Offer) at least seven Business Days prior to the Expiry Time (the “Holdco Election Deadline”), to have all the issued and outstanding shares of the Holdco (“Holdco Shares”) transferred to the Offeror in exchange for the consideration which such Holdco would have been entitled to receive if the Shares held by such Holdco had been deposited by such Holdco to the Offer and acquired directly by the Offeror pursuant to the Offer (a “Holdco Alternative”), provided that: (A) such Holdco Alternative will be completed in accordance with applicable Laws (including Securities Laws) prior to the Expiry Time so long as the Offeror, acting reasonably, agrees to such timing; (B) the entering into or implementation of the Holdco Alternative will not result in any delay in completing any other transaction contemplated by this Agreement; (C) the Holdco Shareholder will be required to pay all of the reasonable out-of pocket expenses incurred by the Company in connection with the Holdco Alternative and; (D) access to the books and records of Holdco shall have been provided on or before 15 Business Days prior to the Expiry Time and the Offeror and its counsel shall have completed their due diligence regarding the business and affairs of Holdco to their satisfaction, acting reasonably.

Each Holdco Shareholder that has made the Holdco Election will be required to enter into a share purchase agreement (the “Holdco Agreement”) with the Offeror providing for the acquisition by the Offeror of all issued and outstanding Holdco Shares and containing such representations and warranties, terms, conditions and indemnities as the Offeror may reasonably request in connection therewith, including, the representations and warranties, terms, conditions and indemnities set out in Schedule B, and containing the requirement for the Holdco Shareholder to arrange for the provision of a legal opinion satisfactory to the Offeror, acting reasonably, in connection with the purchase and sale of such Holdco Shares. Failure of any Holdco Shareholder to properly make a Holdco Election on or prior to the Holdco Election Deadline or failure of Holdco Shareholders to properly enter into a Holdco Agreement will disentitle such Holdco Shareholders to the Holdco Election.

The Company shall use reasonable commercial efforts to facilitate and support the Holdco Alternative contemplated by this Subsection 2.1(e), in respect of the Offer, which obligation shall survive any termination of this Agreement.

(f)	The obligation of the Offeror to make the Offer and mail the Offer Documents to Shareholders is conditional on the prior satisfaction of the following conditions, all of which conditions are included for the sole benefit of the Offeror and any or all of which may be waived by the Offeror in whole or in part in its sole discretion and without prejudice to any other rights it may have under this Agreement or otherwise:

(i)	no circumstance, fact, change, event or occurrence shall have occurred that would render it impossible, that one or more of the conditions set out on Schedule A will be satisfied prior to the Initial Expiry Date;

(ii)	the Board of Directors shall have unanimously recommended (excluding any directors required to abstain from voting on such resolution) that all holders of SV Shares (other than the Supporting Shareholders for which no recommendation has been made) accept the Offer and shall not have withdrawn such recommendation or changed, modified or qualified such recommendation in a manner adverse to the Offeror;

(iii)	the Board of Directors shall have prepared and approved in final form, printed for distribution to the Shareholders and delivered to the Offeror for mailing with the Offering Circular a directors’ circular (the “Directors’ Circular”) containing: (A) the unanimous recommendation of the Board of Directors (excluding any directors required to abstain from voting on such resolution) that all holders of SV Shares (other than the Supporting Shareholders for which no recommendation has been made) accept the Offer; and (B) a copy of the Fairness Opinion;

(iv)	no cease trade order, injunction or other prohibition by any Governmental Entity or under applicable Law shall exist against the Offeror making the Offer, mailing the Offering Documents or taking up or paying for Shares deposited under the Offer;

(v)	the Offeror shall have received all Appropriate Regulatory Approvals necessary for the making of the Offer and to mail to Shareholders the Offering Circular;

(vi)	the Company shall have observed and performed its covenants and obligations in this Support Agreement (other than Article 7) in all respects to the extent that such covenants were to have been observed or performed by the Company at or prior to the time of the making of the Offer, except for breaches that, individually or in the aggregate, do not, and could not reasonably be expected to, have a Company Material Adverse Effect or prevent, restrict or materially delay the consummation of the Offer, a Compulsory Acquisition Transaction or a Subsequent Acquisition Transaction or, if the Offer or any Compulsory Acquisition or Subsequent Acquisition Transaction were consummated a material adverse effect on the Offeror, and with respect to any breach that is capable of being cured is not cured by the date which is 10 days from the date of written notice thereof from the Offeror;

(vii)	the Company shall have observed and performed all of its covenants and obligations under Article 7;

(viii)	all representations and warranties of the Company in this Support Agreement shall be true and correct as of at the time of the making of the Offer as if made at and as of such time (without giving effect to, applying or taking into consideration any materiality or Company Material Adverse Effect qualification already contained within such representation and warranty), other than any breach or failure of such representations and warranties to be true and correct that, individually or in the aggregate, do not constitute, or could not reasonably be expected to result in, a Company Material Adverse Effect or prevent, restrict or materially delay the consummation of the Offer, any Compulsory Acquisition or any Subsequent Acquisition Transaction, or if the Offer or any Compulsory Acquisition or Subsequent Acquisition Transaction were consummated, could not reasonably be expected to have a material adverse effect on the Offeror, and with respect to any breach or failure of the representations and warranties to be true and correct that is capable of being cured, is not cured by the date which is 10 days from the date of written notice thereof from the Offeror;

(ix)	the Lock-Up Agreement shall have been executed and delivered by each Supporting Shareholder, the Lock-Up Agreement shall not have been terminated and the Supporting Shareholders shall have complied with all of their obligations under the Lock-Up Agreement in all material respects;

(x)	at the time of making the Offer, all representations and warranties of the Supporting Shareholders in the Lock-Up Agreement shall be true and correct in all material respects;

(xi)	there shall not have occurred or arisen (or there shall not have been generally disclosed or discovered, if not disclosed in writing to the Offeror) any change, effect, event, occurrence or state of facts which the Offeror determines, acting reasonably, individually or in the aggregate, has or may have a Company Material Adverse Effect; and

(xii)	the Supporting Shareholders shall have deposited their MV Shares and SV Shares and related documentation into escrow as required pursuant to the terms of the Lock-Up Agreement.

2.2 Public Statements

Except as required by applicable Law or applicable stock exchange requirements, each Party hereto shall not make any public announcement or statement with respect to the Offer or this Agreement without the approval of the other Party, such approval not to be unreasonably withheld or delayed, except to the extent necessary to comply with Law or applicable stock exchange requirements. Each Party shall use reasonable commercial efforts to co-ordinate with the other Party, and to the extent practicable consult with such Party in advance with respect to, other Party’s press releases and public comments with respect to the Offer or this Agreement.

2.3 Company Support for the Offer

(a)	The Company represents and warrants to and in favour of the Offeror, and acknowledges that the Offeror is relying upon such representations and warranties in entering into this Agreement, that, as of the date of this Agreement:

(i)	the Board of Directors: (A) after consultation with its legal and financial advisors and upon consideration of the Fairness Opinion, unanimously (excluding any directors required to abstain from voting on such resolution) determined that the Offer is fair to all holders of SV Shares (other than the Supporting Shareholders for which no determination is made); and (B) unanimously (excluding any directors required to abstain from voting on such resolution) approved the entering into of this Agreement and the making of a recommendation that all holders of SV Shares (other than the Supporting Shareholders for which no recommendation has been made) accept the Offer;

(ii)	Scotia Capital Inc. has delivered the Fairness Opinion to the Board of Directors to the effect that the consideration to be received under the Offer is fair from a financial point of view to all holders of SV Shares (other than the Supporting Shareholders);

(iii)	to its knowledge, the Board of Directors is not aware of any director or senior officer of the Company or its Subsidiaries who does not intend to tender his or her Shares, including the SV Shares issuable on the exercise of all Options held by him or her, to the Offer.

(b)	The Company agrees that the Offering Documents may include references to the matters set out in Subsection 2.3(a).

(c)	The Company shall prepare and make available for distribution contemporaneously with the Offering Circular, in both English and French and in compliance with Securities Laws, sufficient copies of the Directors’ Circular, which shall reflect the determinations and recommendations set forth in Paragraph (i) of Subsection 2.3(a) above and include a copy of the written Fairness Opinion referred to in Paragraph (a)(ii) of Subsection 2.3(a) above. Prior to final approval of the Directors’ Circular by the Board of Directors, the Company shall provide the Offeror and its counsel with an opportunity to review and comment on it, the Offeror recognizing that whether or not such comments are appropriate will be determined solely by the Company, acting reasonably.

(d)	The Company shall provide the Offeror, as soon as practicable and in any event within four Business Days following the execution and delivery of this Agreement, with a list (in both written and electronic form) of the registered Shareholders, together with their addresses and respective holdings of Shares. The Company shall concurrently provide the Offeror with a list of the names, addresses and holdings of all Persons having rights granted or issued by the Company to acquire SV Shares (including holders of Options). The Company shall from time to time request that its registrar and transfer agent furnish the Offeror with such additional information, including updated or additional lists of registered Shareholders, a list of participants in book-based nominee registered Shareholders such as CDS & Co. and CEDE & Co., mailing labels and lists of securities positions and other information and assistance as the Offeror may reasonably request in order to be able to communicate the Offer to the Shareholders and to such other Persons as are entitled to receive the Offer, in each case in accordance with applicable Laws.

2.4 Outstanding Stock Options

Subject to the receipt of all Appropriate Regulatory Approvals, the Company will: (a) make such amendments to the Stock Option Plan as may be required by the Company and; (b) take all such other steps as may be necessary or desirable, to allow all Persons holding Options pursuant to the Stock Option Plan who may do so under applicable Laws to exercise their Options on an accelerated vesting basis solely for the purpose of tendering under the Offer all Shares issued in connection with such exercise, conditional upon the Offeror agreeing to take up such Shares. The Company will cause all vested Options that have not been exercised on or prior to the Expiry Time and all Options which have not vested (or accelerated as contemplated above) on or prior to the Expiry Time to be cancelled and forfeited by the holders thereof without any compensation to the holders thereof.

2.5 Directors

Promptly upon the take-up and payment by the Offeror pursuant to the Offer of, that number of SV Shares (including SV Shares issuable upon conversion of MV Shares) that constitutes at least 66 % of the issued and outstanding SV Shares on a fully diluted basis assuming conversion into SV Shares of all MV Shares, and from time to time thereafter, the Offeror shall be entitled to designate the directors of the Board of Directors, and any committees thereof, and the Company shall not frustrate the Offeror’s attempts to do so, and shall use reasonable commercial efforts to cooperate with the Offeror, subject to applicable Laws, to obtain the resignation of any then incumbent directors effective on the date specified by the Offeror and use reasonable commercial efforts to facilitate the Offeror’s designees to be elected or appointed to the Board of Directors.

2.6 Compulsory and Subsequent Acquisition Transactions

If, within 120 days after the date of the Offer, the Offer has been accepted by holders of not less than 90% (as required by Section 206 of the CBCA) of the outstanding SV Shares (including SV Shares issuable upon exercise of Options and conversion of all outstanding MV Shares) at the Expiry Time, the Offeror may, at its option, acquire pursuant to Section 206 of the CBCA (a “Compulsory Acquisition Transaction”) the remainder of the SV Shares from those Shareholders who have not accepted the Offer. If that statutory right of acquisition is not available or not used by the Offeror, the Offeror agrees to pursue other lawful means of acquiring the remaining Shares not tendered to the Offer. In the event the Offeror takes up and pays for Shares under the Offer in accordance with this Agreement, the Company agrees to assist the Offeror in acquiring, the balance of the Shares, as soon as practicable, but in any event, not later than 120 days after the Expiry Date, by way of amalgamation, statutory arrangement, capital reorganization or other transaction proposed by the Offeror, involving the Company and the Offeror or an Affiliate of the Offeror (a “Subsequent Acquisition Transaction”), provided that the consideration per Share at least equal in value to the Offered Consideration paid by the Offeror under the Offer. The provisions of this Section 2.6 shall survive the termination of this Agreement.

2.7 Certain Events

(a)	If, on or after the date hereof, the Company should: (i) divide, combine, reclassify, consolidate, convert or otherwise change any of the Shares or its capitalization; or (ii) issue, grant or sell any Shares, Options, other securities, calls, conversion privileges or rights of any kind to acquire any Shares or other securities (other than pursuant to the exercise of existing Options issued under the Stock Option Plan); or (iii) should disclose that it has taken or intends to take any such action, then the Offeror may, acting reasonably and without prejudice to any of its rights in this Agreement, make such adjustments as it deems appropriate to the purchase price or other terms of the Offer (including, without limitation, the type of securities offered to be purchased and the consideration payable therefore) to reflect such division, combination, reclassification, consolidation, conversion, other change, issuance, grant or sale.

(b)	If, on or after the date hereof, the Company should declare, make or pay any distribution in respect of Shares (in excess of $0.20 per Share per fiscal quarter of the Company) which is payable or distributable to the Shareholders on a record date which is prior to the date of transfer of such Shares into the name of the Offeror or its nominees or transferees on the share register maintained by or on behalf of the Company, then without prejudice to the Offeror’s rights under this Agreement, in the case of any cash dividend, distribution or payment, the cash consideration payable per Share pursuant to the Offer will be reduced by the amount of any such dividend, distribution or payment, or in the case of any other distribution, the whole of any such distribution will, pursuant to the terms of the Offer and the letter of transmittal in respect of the Offer, be received and held by the depositing Shareholder for the account of and for the benefit of the Offeror and will be promptly remitted and transferred by the depositing Shareholder to the depositary for the Offer for the account of the Offeror, accompanied by appropriate documentation of transfer. Pending such remittance, the Offeror will be entitled to all rights and privileges as owner of any such distribution and may withhold the entire purchase price payable by the Offeror pursuant to the Offer or deduct from the purchase price payable by the Offeror pursuant to the Offer the amount or value of the distribution, as reasonably determined by the Offeror.

2.8 Performance of Bidco

The Parent unconditionally and irrevocably guarantees, as a direct obligation, that Bidco shall duly and punctually perform each and every of its obligation under this Agreement, including the commencement and completion of the Offer subject to the terms of this Agreement.

ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF THE PARENT AND BIDCO

The Parent and Bidco each represent and warrant to the Company as follows, and acknowledge that the Company is relying upon these representations and warranties in connection with the entering into of this Agreement:

3.1 Organization and Bidco

The Parent is a company duly incorporated and existing under the laws of the State of Delaware. Bidco is an unlimited company duly incorporated and in good standing under the Laws of the Province of Nova Scotia. All of the outstanding shares of Bidco are held beneficially and of record by an indirect wholly-owned subsidiary of the Parent.

3.2 Authority Relative to this Agreement

Each of the Parent and Bidco has the requisite corporate power and authority to enter into this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement by the Parent and Bidco and the consummation of the Offer have been duly authorized by the board of directors of the Parent and Bidco (or any authorized committee thereof), as applicable and no other corporate proceedings (other than board meetings to approve the Offer Documents and the capitalization of Bidco) on the part of the Parent and Bidco are necessary to authorize this Agreement and the transactions contemplated hereby. This

Agreement has been duly executed and delivered by the Parent and Bidco and constitutes a valid and binding obligation of the Parent and Bidco, enforceable by the Company against each of them in accordance with its terms, except as the enforcement thereof may be limited by bankruptcy, insolvency and other laws affecting the enforcement of creditors’ rights generally and subject to the qualification that equitable remedies may be granted only in the discretion of a court of competent jurisdiction.

3.3 No Conflict; Required Filings and Consent

The execution and delivery by the Parent and Bidco of this Agreement and the performance by them of their respective obligations hereunder and the completion of the Offer will not violate, conflict with or result in a breach of any provision of: (a) the constating documents or by-laws of the Parent or Bidco or equivalent organizational or constitutional documents; (b) Laws to which either the Parent or Bidco is subject or by which the Parent or Bidco is bound; or (c) any material contract or other instrument or obligation to which Bidco or Parent is a party or to which any of them, or any of their respective properties or assets may be subject or by which Bidco or Parent is bound and which, in each case individually or in the aggregate, would materially adversely affect Bidco or Parent’s ability to perform its obligations under this Agreement.

3.4 Sufficient Funds

The Parent and Bidco have, and will at the Expiry Date have, sufficient funds or adequate arrangements as such term is understood for purposes of Section 96 of the Securities Act for financing in place to satisfy the payment in full of the Offered Consideration for all Shares, including Shares, issuable upon the exercise of Options.

3.5 Lock-Up, Escrow and Exclusivity Agreements

A true and complete copy of the Lock-Up Agreement, the Escrow Agreement and the Exclusivity Agreement has been provided to the Company. Other than the Lock-Up Agreement, the Escrow Agreement and the Exclusivity Agreement, as of the date hereof, the Offeror has not entered into any other lock-up, escrow, exclusivity or similar agreement with any shareholder of the Company.

3.6 Survival of Representations and Warranties

The representations and warranties of the Parent and Bidco contained in this Agreement shall not survive the completion of the Offer and, shall expire and be terminated on the earlier of the Effective Date and the date on which this Agreement is terminated in accordance with its terms.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company hereby represents and warrants to the Offeror, and acknowledges that the Offeror is relying upon these representations and warranties in connection with the entering into of this Agreement and the making of the Offer, as follows:

4.1 Organization and Qualification

The Company is duly incorporated and validly existing under the CBCA and has all necessary corporate power and authority to own its assets and conduct its business as now owned and conducted. The Company is duly qualified to carry on business in each jurisdiction in which the character of its properties or the nature of its activities makes such qualification necessary, except where the failure to be so qualified would not, individually or in the aggregate, have a Company Material Adverse Effect. True and complete copies of the articles and by-laws of the Company have been delivered to the Parent and the Company has not taken any action to amend or supersede such documents.

4.2 Authority Relative to this Agreement

The Company has the requisite corporate power and authority to enter into this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated by this Agreement have been duly authorized by the Board of Directors and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement. This Agreement has been duly executed and delivered by the Company and constitutes a valid and binding obligation of the Company, enforceable by the Offeror against the Company in accordance with its terms, except as the enforcement thereof may be limited by bankruptcy, insolvency and other applicable Laws affecting the enforcement of creditors’ rights generally and subject to the qualification that equitable remedies may be granted only in the discretion of a court of competent jurisdiction.

4.3 No Conflict or Breach; Required Filings and Consent

Except as disclosed in the Company Disclosure Letter, the execution and delivery by the Company of this Agreement and the performance by it of its obligations hereunder and the completion of the Offer and the other transactions contemplated hereby will not: (a) violate, conflict with or result in a breach of any provision of: (i) the constating documents or by-laws of the Company or any of its Subsidiaries; (ii) any agreement, joint venture arrangement, contract, indenture, deed of trust, mortgage, bond, instrument, license, franchise or permit to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound; or (iii) subject to obtaining all Appropriate Regulatory Approvals applicable to the Company or a Subsidiary listed in the Company Disclosure Letter, any Law to which the Company or any of its Subsidiaries is subject or by which the Company or any of its Subsidiaries is bound; (b) give rise to any right of termination, or the acceleration of any indebtedness, or require any consent or approval, under any such agreement, contract, indenture, deed of trust, mortgage, bond, instrument, license, franchise or permit; or (c) give rise to any rights of first refusal, trigger any change in control or influence provisions or any restriction or limitation under any such agreement, contract, indenture, deed of trust, mortgage, bond, instrument, license, franchise or permit, or result in the imposition of any Encumbrance upon any of the Company’s assets or the assets of any of its Subsidiaries, except in the case of clause (a)(ii), (a)(iii), (b) and (c) where such violation, conflict or breach, or rights of termination or other rights would not, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect or prevent, materially restrict or materially delay the consummation of the Offer or the other transactions contemplated hereby. Subject to obtaining all Appropriate Regulatory Approvals listed in the Company Disclosure Letter, no authorization, consent or approval of, or filing with, any Governmental Entity or any court or other authority is necessary for the consummation by the Company of its obligations under this Agreement or for the completion of the Offer not to cause or result in any loss of any rights or assets or any interest therein held by the Company or any of its Subsidiaries, except where the failure to obtain such authorization, consent or approval, or to make such filing, would not, individually or in the aggregate, reasonably be expected to have, or have, a Company Material Adverse Effect or prevent, materially restrict or materially delay the consummation of the Offer or the other transactions contemplated hereby.

4.4 Subsidiaries

All Subsidiaries of the Company are listed in the Company Disclosure Letter. Except as disclosed in the Company Disclosure Letter, neither the Company nor any such Subsidiary has any ownership interest in any Person (other than shares in such Subsidiaries and any marketable securities of publicly listed companies which represent less than 5% of the outstanding shares of such companies). Each Subsidiary of the Company is duly organized and is validly existing under the laws of its jurisdiction of incorporation or organization, has all necessary corporate power and authority to own its assets and conduct its business as now owned and conducted by it and is duly qualified to carry on business in each jurisdiction in which the character of its properties or the nature of its activities makes such qualification necessary, except where the failure to be so qualified would not, individually or in the aggregate, have a Company Material Adverse Effect. Except as disclosed in the Company Disclosure Letter, the Company beneficially owns, directly or indirectly, all of the issued and outstanding securities of each of the Subsidiaries of the Company. All of the outstanding shares in the capital of each of the Subsidiaries of the Company are: (a) validly issued, fully-paid and non-assessable and all such shares are owned free and clear of all Encumbrances; and (b) free of any other restrictions including any restriction on the right to vote, sell or otherwise dispose of the shares.

4.5 Compliance with Laws, Licenses and Product Authorizations

Except as described in the Company Disclosure Letter, the Company and each of its Subsidiaries is and has been in compliance with all applicable Laws and all Product Authorizations, each of the Company and its Subsidiaries has all Product Authorizations and all licenses, permits, orders or approvals of, or notices to, and has made all required registrations or filings with, any Governmental Entity that is required in connection with the ownership of their respective assets or the conduct of their respective operations as presently carried on and each of them has fully complied with and is in compliance with all such Product Authorizations, licenses, permits, orders, approvals, registrations and filings, except, in each case, for failures which, individually or in the aggregate, would not have a Company Material Adverse Effect. None of the Company or any of its Subsidiaries has received any notice, whether written or oral, of revocation or non-renewal of any such Product Authorizations, licenses, permits, orders, approvals, registrations or filings, or of any intention of any Governmental Entity to revoke or refuse to renew any of such Product Authorizations, licenses, permits, orders, approvals, registrations or filings except in each case, for revocations or non-renewals which, individually or in the aggregate, would not have a Company Material Adverse Effect and, to the knowledge of the Company, all such Product Authorizations, licenses, permits, orders, approvals, registrations and filings shall continue to be effective immediately following the consummation of the Offer in order for the Company and its Subsidiaries to continue to conduct their respective businesses as they are currently being conducted, except where the failure to maintain such effectiveness would not, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect. None of the Company or any of its Subsidiaries is in conflict with, or in default (including cross defaults) under or in violation of: (a) its articles or by-laws or equivalent organizational documents; or (b) any agreement or understanding to which it or by which any of its properties or assets is bound or affected, except for conflicts or defaults which, individually or in the aggregate, would not have a Company Material Adverse Effect. No Person or entity other than the Company or a Subsidiary thereof owns or has any proprietary, financial or other interest (direct or indirect) in any of the Product Authorizations, licenses, permits, order, approvals, registrations or filings, except for interests that would not, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect.

4.6 Capitalization and Listing

(a)	The authorized share capital of the Company consists of an unlimited number of SV Shares, an unlimited number of MV Shares, an unlimited number of first preferred shares, issuable in series, an unlimited number of second preferred shares, issuable in series, and an unlimited number of third preferred shares, issuable in series. As at November 10, 2006 8,950,116 SV Shares and 4,942,569 MV Shares, and no other shares in the capital of the Company, are issued and outstanding. All such outstanding Shares have been duly authorized and validly issued as fully paid and non-assessable shares in the capital of the Company. As of the date hereof, there are outstanding Options providing for the issuance of an aggregate of 818,350 SV Shares upon the exercise thereof. Except for the Options referred to in the immediately preceding sentence, there are no options, warrants, conversion privileges, calls or other rights, shareholder rights plans, agreements, arrangements, commitments, or obligations of the Company or any of its Subsidiaries to issue or sell any shares of the Company or of any of its Subsidiaries or securities or obligations of any kind convertible into, exchangeable for or otherwise carrying the right or obligation to acquire any shares of the Company or any of its Subsidiaries. No Person is entitled to any pre-emptive or other similar right granted by the Company or any of its Subsidiaries nor have any outstanding Shares been issued in violation of any such rights. The SV Shares are not listed or quoted on any market other than the TSX. The MV Shares are not listed or quoted on any market.

(b)	A list of all outstanding Options and the number, exercise prices, dates of grants has been included in the Company Disclosure Letter. Except as disclosed in the Company Disclosure Letter, all Shares that may be issued pursuant to the exercise of outstanding Options will, when issued in accordance with the terms of the Options, be duly authorized, validly issued, fully paid and non-assessable and are not and will not be subject to, or issued in violation of, any pre-emptive rights. There are no outstanding contractual obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Shares or any shares in the share capital of any of its Subsidiaries. No Subsidiary of the Company owns any Shares.

4.7 U.S. Securities Law Matters

To the actual knowledge of the Company without enquiry, as of the date hereof, the Company is a Foreign Private Issuer. To the knowledge of the Company without enquiry, the Company is not an investment company registered or required to be registered under the Investment Company Act of 1940. Neither the Shares nor any other securities of the Company are registered, or required to be registered, pursuant to section 12 of the Exchange Act. To the actual knowledge of the Company without enquiry, as of the date hereof, less than 40% of the voting securities are held by U.S. holders. None of the Shares has been offered or sold by the Company to residents of the United States on a private placement basis, and the Company has not made an offering of securities registered under the U.S. Securities Act of 1933. The Company is not required to file reports pursuant to sections 13(a) or 15 (d) of the Exchange Act.

4.8 Shareholder and Similar Agreements

Other than the Options, the Voting Trust Agreement and the Coattail Trust Agreement, true and complete copies of which have been provided to the Parent, the Company is not party to any shareholder, pooling, voting trust or other similar agreement relating to any of the issued and outstanding shares of the Company or any of its Subsidiaries.

4.9 Reports

The Company has filed with all applicable securities regulatory authorities and the TSX true and complete copies of the Company Public Documents that the Company is required to file therewith. The Company Public Documents at the time filed: (a) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; and (b) complied in all material respects with the requirements of applicable Securities Laws. The Company has not filed any confidential material change report with the Ontario Securities Commission or any other securities authority or regulator which at the date hereof remains confidential.

4.10 Financial Statements

(a)	(i) The audited consolidated financial statements for the Company as at and for each of the fiscal years ended on January 28, 2006 and January 29, 2005 including the notes thereto and the report by the Company’s auditors thereon; and (ii) the unaudited consolidated financial statements for the Company as at and for the: (A) three months ended April 29, 2006; and (B) six months ended July 29, 2006, including in each case the notes thereto, have been, and all financial statements of the Company which are publicly disseminated by the Company in respect of any subsequent periods prior to the Effective Date will be, prepared in accordance with Canadian GAAP and present fairly, in all material respects, the assets, liabilities (whether accrued, absolute, contingent or otherwise) and financial condition of the Company and its Subsidiaries on a consolidated basis as of the respective dates thereof and for the respective periods covered thereby applied on a basis consistent with the immediately prior period and throughout the periods indicated (except as may be indicated expressly in the notes thereto) and, in the case of unaudited statements, subject to normal, recurring year-end adjustments that are not material. Such financial statements reflect, or will reflect, as the case may be, appropriate and adequate reserves in respect of contingent liabilities, if any, of the Company and its Subsidiaries on a consolidated basis.

(b)	Management of the Company has implemented disclosure controls and procedures designed to ensure that material information relating to the Company, including its Subsidiaries, is made known to management of the Company by others within those entities, which disclosure controls and procedures are, given the size of the Company and the nature of its business, reasonably expected by management to be effective in alerting, on a timely basis, the Company’s Chairman and Chief Executive Officer and its Chief Financial Officer to material information required to be included in the Company Public Documents. To the knowledge of the Company, there has not been any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting that occurred within the three years preceding the date of this Agreement.

(c)	Since January 30, 2003: (i) neither the Company nor any of its Subsidiaries has received any material written complaint, allegation, assertion or claim, regarding the accounting or auditing practices of the Company or any of its Subsidiaries or their respective internal accounting controls, including any complaint, allegation, assertion, or claim that the Company or any of its Subsidiaries has engaged in questionable accounting or auditing practices; and (ii) no attorney representing the Company or any of its Subsidiaries, whether or not employed by the Company or any of its Subsidiaries, has reported evidence of a material violation of Securities Laws, material breach of fiduciary duty or similar violation by the Company, any of its Subsidiaries or any of their respective officers, directors, employees or agents to the Board of Directors or any committee thereof or to any director or officer of the Company.

4.11 Undisclosed Liabilities

Except as disclosed in the Company Disclosure Letter, neither the Company nor any of its Subsidiaries has any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, except for: (a) liabilities and obligations that are specifically disclosed on the unaudited balance sheet of the Company as of July 29, 2006 (the “Company Balance Sheet”) or in the notes thereto; and (b) liabilities and obligations incurred in the ordinary course of business consistent with past practice since July 29, 2006, that are not and would not, individually or in the aggregate with all other liabilities and obligations of the Company and its Subsidiaries (other than those disclosed on the Company Balance Sheet), reasonably be expected to have a Company Material Adverse Effect.

4.12 Third Party Guarantees

Except as disclosed in the Company Disclosure Letter, none of the Company nor any of its Subsidiaries has given or agreed to give, or is a party to or bound by, any guarantee, surety or indemnity in respect of indebtedness, or other obligations, of any Person other than the Company or any of its wholly-owned Subsidiaries, or any other commitment by which the Company or any of its Subsidiaries is or is contingently responsible for such indebtedness or other obligations.

4.13 Interest in Assets and Properties

Each of the Company and its Subsidiaries has good and valid title to the assets reflected in the Company Balance Sheet, free and clear of any and all material Encumbrances except: (a) as Publicly Disclosed by the Company; (b) Taxes not in default and payable without penalty and interest; and (c) for assets which were sold or disposed of in the ordinary course of business since the date of the Company Balance Sheet. The Company’s properties and assets are sufficient for the conduct of the businesses of the Company and its Subsidiaries as now carried on or as contemplated by the Company and its Subsidiaries to be carried on.

4.14 Real Property

The Data Room Information contains a list and brief description of all real property owned by the Company or its Subsidiaries. Except as disclosed in the Company Disclosure Letter, the Company and each of its Subsidiaries has good, marketable and valid title in fee simple to its real property interests, free and clear of all material Encumbrances, including mortgages, (other than easements and zoning restrictions which do not interfere with the use or proposed use of such real property interest in any substantial manner) including the real property interests disclosed in the Data Room Information as being held by it whether shown in the Data Room Information as being owned in fee simple or as being rights in the nature of real property, leases, licences, easements, rights of way, permits, leases or licenses from landowners or authorities permitting the use of land and the extraction therefrom by the Company and its Subsidiaries necessary, in all material respects, to permit the operation of its current businesses, as they are now being or are proposed to be conducted.

4.15 Leased Properties

The Data Room Information contains a list of premises leased with current rentals with base terms of each real property lease including all amendments and modifications thereto and any other agreement (written or oral) that affects the rights of the parties thereto to which the Company or one of its Subsidiaries is a party (a “Lease”). True and complete copies of a random sample of 45 Leases have been provided to counsel for the Offeror. Each Lease has been validly executed and delivered, is enforceable against the other parties thereto, and is unmodified and is in full force and effect. Each Lease represents the entire agreement between the landlord and, in the case of those Leases where the Company or one of its Subsidiaries is the landlord, the tenant in respect of the leased premises and, in the case of those Leases where the Company or one of its Subsidiaries is the landlord, the tenant has no charge, Encumbrance or right of set-off (subject to applicable law) in respect of, or credit or right to a credit in respect of, the rents payable thereunder. Except as disclosed in the Company Disclosure Letter with respect to each Lease, the Company or its Subsidiary has taken possession of the leased premises and all material improvements to the leased premises that are the landlord’s responsibility have been completed. Except as disclosed in the Company Disclosure Letter, the Company is not in default of any of its material obligations under any Lease and there are no material outstanding disputes between the Company and the landlord in respect of any Lease. There are no material unpaid allowances, incentives, inducements or other moneys or benefits (including free rent) owing or which may become owing by the landlord to the Company at any time under the Lease, except as expressly disclosed in the Company Disclosure Letter. The Company has received no notice as of the date hereof from any Governmental Entity of any expropriation proceedings relating to any of the Company’s properties nor any portion thereof or a proposal to expropriate or a threatened or pending expropriation in respect of any of the Company’s properties nor any part thereof. Neither the Company, any Subsidiary of the Company nor any party leasing real property for the benefit of the Company or any Subsidiary of the Company has violated any of the terms and conditions under any such Lease in any material respect, and, to the knowledge of the Company, all of the covenants to be performed by any other party under any such Lease have been fully performed. There exists no default or event, occurrence, condition or act which, with the giving of notice or the lapse of time or both, would become a default under such Lease which would give the lessor the right to terminate the Lease, charge any increased rent or require any penalty or similar payment, subject to all rights to cure under such Lease. No condemnation proceeding or other litigation is pending or, to the knowledge of the Company, threatened which would preclude or impair the use of any such real property by the Company and its Subsidiaries for the purposes for which it is currently used or proposed to be used.

4.16 Employment Matters

(a)	Except as disclosed in the Data Room Information and the Company Disclosure Letter, neither the Company nor any of its Subsidiaries has entered into any Employment Contract providing for severance or termination payments to any director, officer or employee in connection with the termination of their position or their employment nor are there any management agreements, retention bonuses or Employment Contracts providing for cash or other compensation or benefits upon the consummation of the transactions contemplated by this Agreement. To the knowledge of the Company, no executive employed by the Company or any of the Subsidiaries has any plans to terminate his or her employment.

(b)	No Union has bargaining rights with respect to any employees of the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries: (i) is a party to any Collective Bargaining Agreement; or (ii) is subject to any application for certification or, to the knowledge of the Company, threatened or apparent union-organizing campaigns for employees not covered under a collective bargaining agreement except as disclosed in the Company Public Documents. To the knowledge of the Company, as of the date hereof, no fact or event exists that would reasonably be expected to give rise to a circumstance inconsistent with the representations set out in this Subsection 4.16(b) on or before the Expiry Time.

(c)	Neither the Company nor any of its Subsidiaries is subject to any claim for wrongful dismissal, constructive dismissal or any other tort claim, actual or, to the knowledge of the Company, threatened, or any litigation actual, or to the knowledge of the Company, threatened, relating to employment or termination of employment of employees or independent contractors except where such claim or litigation would not, individually or in the aggregate, reasonably be expected to have, or have, a Company Material Adverse Effect. To the knowledge of the Company, no labour strike, lock-out, slowdown or work stoppage is pending or threatened against or directly affecting the Company.

(d)	The Company and its Subsidiaries have operated in accordance with all applicable Laws with respect to employment and labour, including employment and labour standards, occupational health and safety, employment equity, pay equity, workers’ compensation, human rights, labour relations and privacy and there are no current, pending, or to the knowledge of the Company, threatened claims or proceedings before any Governmental Entity with respect to any such Laws, except where the failure to so operate would not have a Company Material Adverse Effect.

(e)	All Persons who are or were performing services for the Company or any of its Subsidiaries and are or were classified as independent contractors do or did satisfy and have satisfied the requirements of Law to be so classified, and the Company or a Subsidiary when required to do so, except where any such failure would not, individually or in the aggregate, reasonably be expected to have, a Company Material Adverse Effect.

(f)	All current assessments under Workers Compensation Legislation in relation to the Company or any of its Subsidiaries and all of their respective contractors and subcontractors have been paid or accrued and none of the Company or any of its Subsidiaries has been or is subject to any additional or penalty assessment under such legislation which has not been paid or has been given notice of any audit. Moreover, the Company’s accident cost experience is such that there are no pending nor, to the knowledge of the Company, potential penalty assessments, experience rating changes or claims which could adversely affect the Company’s premium payments or accident cost experience or result in any additional payments in connection with the Company or any of its Subsidiaries.

(g)	The Company Disclosure Letter lists all individuals and corporations that have entered into new or amended management services agreements relating to the provision of management services to the Company and its Subsidiaries, or employment agreements with the Company or its Subsidiaries, in each case, in connection with the transactions contemplated hereunder, true and complete copies of which have been delivered to the Offeror.

(h)	The independent committee of the Board of Directors has made the determination referred to in clause (c)(iv)(B)(II) of the definition of “collateral benefit” in Rule 61-501 issued under the Securities Act with respect to all the agreements referred to in Subsection 4.16(g) above.

4.17 Intellectual Property Rights

(a)	The Data Room Information contains a complete list and brief descriptions of: (i) all registrations and applications for registrations by or on behalf of the Company or its Subsidiaries of any Trade-marks as well as all other trade-marks, domain names and logos, whether registered or not, that are material to the business of the Company or its Subsidiaries as currently conducted or planned to be conducted; and (ii) any other Intellectual Property that is material to the business of the Company or its Subsidiaries as currently conducted or planned to be conducted (collectively, the “Company Intellectual Property”). Except as set out in the Company Disclosure Letter, the Company and its Subsidiaries are the sole registered and beneficial owners of the Company Intellectual Property. With respect to any Company Intellectual Property of which the Company or its

Subsidiaries are not the sole beneficial owners, except as disclosed in the Company Disclosure Letter, the Company and its Subsidiaries have been granted all necessary rights for the continuing use such Intellectual Property in their businesses as currently conducted and planned to be conducted pursuant to valid, written license agreements, true and complete copies of which have been provided to the Offeror.

(b)	The Data Room Information contains a list of all countries in which the Company or its Subsidiaries has granted licences in respect of the Company Intellectual Property. Neither the Company nor any of its Subsidiaries has licensed, conveyed or assigned any rights in or to any Company Intellectual Property, or entered any agreement to do so, except for limited licences of Company Trade-marks granted to foreign licensees in countries other than Canada and the United States entered into in the ordinary course, none of which could reasonably be expected to result in a Company Material Adverse Effect.

(c)	Except as disclosed in the Company Disclosure Letter, the Company Intellectual Property has not been used or enforced, or failed to be used or enforced, in a manner that would result in the abandonment, cancellation or loss of enforcement rights of any such Company Intellectual Property. Neither the Company nor any of its Subsidiaries has taken any action it is prohibited from taking, or failed to take any action it is required to take, that would result in or provide any basis for a material default by, or a material reduction or dilution of the rights of, the Company or its Subsidiaries pursuant to any of the agreements or licences entered into by the Company or its Subsidiaries in respect of any of the Company Intellectual Property and all such agreements and licences are in full force and effect and the proposed transaction will not require the consent or payment to any other parties to such agreements or licences.

(d)	Except as disclosed in the Company Disclosure Letter, there are no violations or infringements of the Company Intellectual Property or challenges to the enforceability of the Company Intellectual Property except for such violations, infringements or challenges which could not, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect.

(e)	The Company Intellectual Property constitutes all the Intellectual Property necessary or appropriate to conduct the businesses of the Company and its Subsidiaries as presently conducted in all material respects, and upon consummation of the transactions contemplated by this Agreement, the Company and its Subsidiaries shall: (i) have good, valid and unencumbered title to all Company Intellectual Property owned by the Company and its Subsidiaries on the date hereof; and (ii) have the right to use all Company Intellectual Property licensed to the Company or its Subsidiaries to the same extent such licensed Intellectual Property is currently used in the businesses of the Company and its Subsidiaries.

(f)	Except as disclosed in the Company Disclosure Letter, no claim has been asserted or, to the knowledge of the Company, is threatened by any Person, nor does the Company have knowledge of any valid ground for any bona fide claims: (i) to the effect that the manufacture, sale, offer for sale, importation or use of any Product or any Company Intellectual Property, on or before the date of this Agreement, by the Company or its Subsidiaries infringes, misappropriates, violates, dilutes or constitutes the unauthorized use by the Company or its Subsidiaries of any Intellectual Property or other proprietary right of any Person, except where such claim would not, individually or in the aggregate, reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect relating to the use by the Company or its Subsidiaries of any Intellectual Property; or (ii) challenging the ownership or validity of any Company Intellectual Property owned by the Company or its Subsidiaries.

(g)	The Company and each of its Subsidiaries: (i) has the right to use all Trade- marks, customer lists, designs, processes, databases, software and other information required for and used in its Products, services or its business as conducted on the date of this Agreement; (ii) has taken all reasonable measures to protect and preserve the security and confidentiality of its trade secrets and other confidential information; (iii) warrant that, to the knowledge of the Company, on the date of this Agreement all trade secrets and other confidential information owned by the Company or its Subsidiaries are not part of the public domain or knowledge, nor have they been misappropriated by any Person having an obligation to maintain such trade secrets or other confidential information in confidence for the Company or its Subsidiaries; (iv) warrant that, to the knowledge of the Company, no employee or consultant of the Company or any of its Subsidiaries has misappropriated any trade secrets or other confidential information of any other Person in the course of their work for the Company or any such Subsidiary; and, except in the case of (i) to (iv) above, to the extent the statements contained therein are not correct, there would not, individually or in the aggregate, reasonably be expected to be a Company Material Adverse Effect.

(h)	Except as disclosed in the Company Disclosure Letter, no Person other than the Company or its Subsidiaries (and their respective licensees and sub-licensees all of the licenses for which have been provided to representatives of the Offeror) has any rights in or to any of the Trade-marks owned or purported to be owned by the Company or its Subsidiaries (“Owned Trade-marks”) or in or to any aspect or component thereof. There has been no prior use of any Owned Trade-mark that would confer upon such third party superior rights in any such Trade-mark. Except as disclosed in the Company Disclosure Letter, all Owned Trade-marks which are registered are valid, subsisting, unexpired, enforceable and have not been abandoned, and are recorded in the name of the Company or one of its Subsidiaries. Except as disclosed in the Company Disclosure Letter, all of the Owned Trade-marks which are registered are currently in compliance with all legal requirements, other than any requirement that, if not satisfied, would not result in the cancellation of any such registration or otherwise affect the priority and enforceability of the Trade-mark in question. Except as set out in the Company Disclosure Letter, no application for registration of any Owned Trade- mark has been rejected and no Person has challenged the validity or ownership of or opposed the registration of any of the Owned Trade-marks which are registered. Prior to adopting any of the Owned Trade-marks, the Company or its

Subsidiaries conducted appropriate searches, as disclosed in the Company Disclosure Letter, to satisfy themselves that the use of such trade-mark in the manner as used in connection with the business of the Company or its Subsidiaries, as presently conducted and planned to be conducted, would not infringe, misappropriate, violate, dilute or otherwise constitute unauthorized use by the Company or its Subsidiaries of any Intellectual Property of any third party.

4.18 Regulatory Matters

As of the Expiry Date, the Company and its Subsidiaries shall not be engaged in any of the activities described in subsection 14.1(5) of the Investment Canada Act.

4.19 Absence of Certain Changes or Events

Since January 28, 2006, except as set out in the Company Disclosure Letter or as Publicly Disclosed by the Company: (a) the Company and its Subsidiaries have conducted their respective businesses only in the ordinary course of business and consistent with past practice; (b) no liability or obligation of any nature (whether absolute, accrued, contingent or otherwise) which has had or is reasonably likely to have a Company Material Adverse Effect has been incurred; (c) there has not been any event, circumstance or occurrence which constituted, or could reasonably be expected to give rise to, a Company Material Adverse Effect; (d) there has not been any change in the accounting practices of the Company and its Subsidiaries; (e) except for ordinary course increases consistent with past practice, there has not been any increase in the salary, bonus, or other remuneration payable to any employees of any of the Company or its Subsidiaries; (f) there has not been any redemption, repurchase or other acquisition of securities of the Company by the Company, or any declaration, setting aside or payment of any dividend or other distribution (whether in cash, shares or property) with respect to the Shares; (g) there has not been a material change in the level of accounts receivable or payable, inventories or employees that is not consistent with the level of business, general economic conditions and past practice; (h) the Company has not entered into or amended any Material Contract other than in the ordinary course of business consistent with past practice; (i) neither the Company nor any of its Subsidiaries has entered into or modified any severance, termination or similar agreements or arrangements with any officer of the Company or member of the Board of Directors; (j) there has not been any satisfaction or settlement or any material claims or liabilities that were not reflected in the Company’s financial statements, other than the settlement of liabilities incurred in the ordinary course of business consistent with past practice; (k) there has not been any incurrence or assumption by the Company or any of its Subsidiaries of any indebtedness other than incurrence of debt for working capital purposes under existing credit facilities in the ordinary course of business consistent with past practice; and (l) there has not been any loan advance, capital contribution or investments made by the Company or any Subsidiary in or to any Person (other than a wholly-owned Subsidiary of the Company).

4.20 Litigation, Etc.

Except as disclosed in the Company Disclosure Letter, there is no claim, action, proceeding, inquiry or investigation pending or, to the knowledge of the Company, threatened against or relating to the Company or any of its Subsidiaries or the business or assets of the Company or any of its Subsidiaries before or by any court or governmental or regulatory authority or body which, if adversely determined, would have, or would reasonably be expected to have, a

Company Material Adverse Effect or prevent or materially restrict or delay the consummation of the transactions contemplated by this Agreement. Neither the Company nor any of its Subsidiaries is subject to any outstanding judgement, order, writ, injunction or decree which has had or could reasonably be expected to have a Company Material Adverse Effect or which would prevent or materially restrict or delay consummation of the transactions contemplated by this Agreement.

4.21 Taxes

The Company and each of its Subsidiaries has filed all Tax Returns required to be filed by it on or before the date of this Agreement, and except as set forth in the Company Disclosure Letter, those Tax Returns were complete and correct in all material respects and the Company and each of its Subsidiaries has duly and timely paid all Taxes (including instalments on account of Taxes for the current year) which are due and payable by it on or before the date hereof and the Company has provided adequate accruals in accordance with Canadian GAAP in the most recently published financial statements of the Company for any Taxes for the period covered by such financial statements that have not been paid whether or not shown as being due on any Tax Returns. Except as set forth in the Company Disclosure Letter, since such publication date, no material liability in respect of Taxes not reflected in such statements or otherwise provided for has been assessed, proposed to be assessed, incurred or accrued, other than in the ordinary course of business. The Company and each of its Subsidiaries has duly and timely withheld in respect of any amount paid or credited by it to or for the account or benefit of any Person including, without limitation, any employees and any non-resident Person, the amount of all Taxes and other deductions required under any Laws to be withheld from any such amount and has duly and timely remitted such withheld amounts to the appropriate Governmental Entity. Except as disclosed or reflected in the Company Disclosure Letter, there are no actions, suits, proceedings, investigations or claims threatened against the Company or any of its Subsidiaries in respect of Taxes, or any matters under discussion, audit or appeal with any Governmental Entity relating to Taxes asserted by any such authority.

4.22 Books and Records

Except as disclosed in the Company Disclosure Letter, the corporate records and minute books of the Company and its Subsidiaries have, since the date of the Company’s incorporation, or since such applicable other date in the case of each Subsidiary, been maintained in accordance with all applicable Laws in all material respects and the minute books of the Company and its Subsidiaries are complete and accurate in all material respects. Financial books and records and accounts of the Company and its Subsidiaries in all material respects: (a) have been maintained in accordance with good business practices on a basis consistent with prior years; (b) are stated in reasonable detail and, in the case of its Subsidiaries, during the period of time when owned by the Company, accurately and fairly reflect the transactions and dispositions of assets of the Company and its Subsidiaries; and (c) in the case of the Subsidiaries, during the period of time when owned by the Company, accurately and fairly reflect the basis for the Company consolidated financial statements.

4.23 Insurance

(a)	Summaries of all material policies of insurance in force as of the date hereof naming the Company or any of its Subsidiaries as an insured have been provided in the Data Room Information; all such policies were true and accurate as at October 16, 2006; and since October 16, 2006, no changes have been made to such policies that, individually or in the aggregate, would have a Company Material Adverse Effect. All premiums payable prior to the date hereof under material policies of insurance naming the Company or any of its Subsidiaries as an insured have been paid and neither the Company nor any of its Subsidiaries has failed to make a material claim thereunder on a timely basis except where such failure would not, individually or in the aggregate, reasonably be expected to have, or have, a Company Material Adverse Effect.

(b)	Each of such material policies and other forms of insurance is in full force and effect on the date hereof and shall (or comparable replacement or substitutions therefor shall) be kept in full force and effect by the Company through the Effective Date. No written (or to the knowledge of the Company other) notice of cancellation or termination has been received by the Company or any Subsidiary of the Company with respect to any such policy.

4.24 Related Party Transactions

Except as disclosed in the Company Disclosure Letter, and except for payment of compensation in the ordinary course to directors and officers of the Company and its Subsidiaries, since January 31, 2003, there have not been any, and there are no current contracts, commitments, agreements, arrangements or other transactions other than ordinary course transactions in an amount not exceeding $15,000 in the aggregate with any one person (“Related Party Transactions”) between: (a) the Company or any of its Subsidiaries on the one hand; and (b) any officer or director of the Company or any of its Subsidiaries, any holder of record, or to the Company’s knowledge, beneficial owner of 5% or more of either the SV Shares or the MV Shares, or any Affiliate, or any Associate of any officer, director or such a holder, on the other hand. Since January 31, 2003, there has been no claim, and there is not presently outstanding any claim by any past or present holder of securities against the Company, or any past or present directors of the Company in connection with any Related Party Transactions and to the knowledge of the Company there are no facts which would substantiate any such claims.

4.25 Pension and Employee Benefits

(a)	The Data Room Information contains a complete and accurate list of all Benefit Plans.

(b)	Each Benefit Plan is, and has been, established, registered (where required), qualified, maintained, administered and invested, in compliance with: (i) the terms of such Benefit Plan including the terms of any documents in respect of such Benefit Plan; and (ii) all Laws. The Company and all of its Subsidiaries have in all material respects complied with all of their obligations in respect of the Benefit Plans. The Company has no knowledge of any default or violation by any other person in relation to obligations under any Benefit Plan.

(c)	The Company and all of its Subsidiaries have no formal plan and have made no promise or commitment, whether legally binding or not, to create any additional Benefit Plan or to improve or change the benefits provided under any Benefit

Plan. Except as disclosed, none of the Benefit Plans provide for benefit increases or the acceleration of, or an increase in, funding obligations that are contingent upon or will be triggered by the entering into of this Agreement or the completion of the transactions contemplated herein.

(d)	Except as disclosed in the Company Disclosure Letter, none of the Benefit Plans: (i) are subject to U.S. ERISA; (ii) provide benefits beyond retirement or other termination of service to employees or former employees or to the beneficiaries or dependants of such employees; or (iii) are registered pension plans governed by any provincial or federal pension legislation.

(e)	Except as disclosed in the Company Disclosure Letter, there are no entities other than the Company or any of its Subsidiaries participating in any Benefit Plan.

(f)	Any payments, distributions or withdrawals from or transfers of assets to or from any Benefit Plan have been made in accordance with the valid terms of such Benefit Plan and all Laws and occurred with the consent of any applicable Governmental Entity (where required).

4.26 Environmental

(a)	To the knowledge of the Company, neither the Company nor any of its Subsidiaries:

(i)	is required pursuant to any Environmental Law to perform any material work, repairs, construction, change in business practices and operations, or expenditures in order to achieve or remain in compliance with Environmental Laws; or

(ii)	has received any written demand or written notice with respect to a material breach of or liability under any Environmental Laws applicable to the Company or any of its Subsidiaries, including, any regulations respecting the use, storage, treatment, transportation, or disposition of any pollutants, contaminant, waste of any nature, hazardous material, toxic substance, dangerous substance or dangerous good as defined in any applicable Environmental Laws.

(b)	To the knowledge of the Company, except as disclosed in the Company Disclosure Letter, there is not now on or in any property presently owned, leased or operated by the Company or any of its Subsidiaries, any polychlorinated biphenyls (PCB) used in the Company’s operations in hydraulic oils, electrical transformers or other equipment, except as would not reasonably be expected to have, or have, individually or in the aggregate, a Company Material Adverse Effect.

(c)	To the knowledge of the Company, except as disclosed in the Company Disclosure Letter, any asbestos-containing material or presumed asbestos- containing material which is on or part of any property presently owned, leased or operated by the Company or any of its Subsidiaries, as currently configured and operated, is in an acceptable state of repair according to the current standards and practices governing such material, and its presence or condition does not violate any currently applicable Law, other than such violations that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(d)	To the Company’s knowledge:

(i)	there are no underground or above ground storage tanks that are or were located on real property currently owned or leased by the Company; and

(ii)	no part of such currently owned or leased property, including the groundwater located therein is presently contaminated by any substance, chemicals or materials in excess of applicable criteria under Environmental Laws.

(e)	Neither the Company nor any of its Subsidiaries is required to hold any permits or approvals under Environmental Laws.

(f)	To the knowledge of the Company, there are no facts that could trigger an obligation to pay or incur any costs or expenses or other liabilities relating to matters pertaining to the Environment as part of any lease obligations for the real properties that the Company or any of its Subsidiaries currently lease.

4.27 Restrictions on Business Activities

Except as set out in the Company Disclosure Letter, there is no agreement, judgement, injunction, order or decree or Law binding upon the Company, or any Company Subsidiary that purports to have, has or could reasonably be expected to have or (including following the transactions contemplated by this Agreement), the effect of prohibiting, restricting or impairing: (a) any business practice of the Company, any Affiliate of the Company or any Company Subsidiary; (b) any acquisition of any business or property by the Company, any Affiliate of the Company or any Company Subsidiary; (c) the ability of the Company or its Subsidiaries to solicit or engage any customers, suppliers or employees; (d) the nature of the business which may be conducted by the Company, any Affiliate of the Company or any Company Subsidiary or the manner or geographic area in which all or a material portion of the business of the Company, any Affiliate of the Company or any Company Subsidiary may be conducted by the Company or any Affiliate of the Company or any Company Subsidiary.

4.28 Material Contracts

(a)	All contracts, licences, leases, agreements, commitments, entitlements or engagements to which the Company or any of its Subsidiaries is a party or by which any of them is bound (whether written or oral): (i) which involve aggregate future payments by or to any of them in excess of $250,000 in any 12-month period or which extend for a period of more than two years and are not terminable without penalty of less than $100,000; (ii) which are leases of real property; (iii) with any Governmental Entity (including licences); (iv) which, if terminated without the consent of the Company or any of the Subsidiaries, would have, or reasonably be expected to have, a Company Material Adverse Effect; (v) entered into since January 1, 2000, for the sale of securities or assets of the Company or any of its Subsidiaries, or for the acquisition of securities, assets or businesses of others (by merger, amalgamation, reorganization, arrangement or otherwise) and related agreements (other than contracts entered into in the ordinary and regular course of business) or for the grant to any person of any preferential rights to purchase any of its assets; (vi) licences to or from any third parties of any Intellectual Property that is material to the businesses of the Company and its Subsidiaries; (vii) which relate to management service, licensee, distribution, representative or agency arrangement or relationships material to the business of the Company or any of its Subsidiaries taken as a whole; (viii) which are indentures, credit agreements, security agreements, mortgages, hypothecs, guarantees, promissory notes and other contracts relating to the borrowing of money; (ix) which constitute or relate to Related Party Transactions; (x) which provide for change in control, severance, retention or related payments and/or benefits to directors, officers or employees of the Company or any Subsidiary of the Company; (xi) which are with material suppliers of products or services to the Company or any of its Subsidiaries; (xii) which provides for payments to or by any person or entity based on sales, purchases or profits, other than direct payment for goods and other than customary “percentage rent” provisions contained in Leases; (xiii) which constitute Benefit Plans; (xiv) which contains any provisions of the type contemplated under Section 4.27; and (xiii) which are otherwise material and outside the ordinary and regular course of business; (collectively, “Material Contracts”) are listed in the Data Room Information.

(b)	Each of the Material Contracts (other than those referred to in clause (ii)) is in full force and effect, is valid, binding and enforceable against the parties thereto, and has not been modified by any agreement (written or oral), has not been assigned, transferred or hypothecated, nor has any notice of termination been given thereunder. Neither the Company nor any of its Subsidiaries is in breach or default under any Material Contract or is aware of any condition that with the passage of time or the giving of notice or both would result in such a breach or default, except in each case where any such breaches or defaults would not, individually or in the aggregate, constitute a material default thereunder. Neither the Company nor any Subsidiary of the Company knows of, or has received written notice of, any breach or default under (nor, to the knowledge of the Company, does there exist any condition which with the passage of time or the giving of notice or both would result in such a breach or default under) any Material Contract (other than those referred to in clause (ii)) by any other party thereto, except where any such violation or default would not, individually or in the aggregate, constitute a material default thereunder. Prior to the date hereof, the Company has made available to Parent true and complete copies of all Material Contracts (other than those referred to in clause (ii)) through the Data Room Information, including all amendments and modifications thereto, whether or not entered into in the ordinary course of business.

4.29  Relationships with Licensees, Customers, Suppliers, Distributors and Sales Representatives

Neither the Company nor any of its Subsidiaries has received any notice that any licensee, franchisee, customer, supplier, distributor or sales representative intends to cancel, terminate, renegotiate or otherwise modify or not renew its relationship with the Company or any Subsidiary of the Company, and, to the knowledge of the Company, no such action has been threatened, which in either case individually or in the aggregate, would reasonably be expected to have a Company Material Adverse Effect.

4.30 Product Recalls

The Company is not aware of any facts, events or circumstances which reasonably could be expected to result in a product recall relating to products sold by the Company or any of its Subsidiaries, including the Products, regardless of whether such product recall is formal, informal, voluntary or involuntary, which recall would reasonably be expected to have, or have, a Company Material Adverse Effect.

4.31 Fees

Except for the fees of the financial advisor to the Company up to the maximum disclosed in the Company Disclosure Letter, the Company and its Subsidiaries will not be liable, directly or indirectly for the fees, commissions or expenses of any broker, finder, investment banker or other similar agent or intermediary in connection with the Offer.

4.32 Rights Plan

The Company has no shareholder rights plan or similar plan contemplated to be put in place by the Company.

4.33 Cumulative Breach

The breaches, if any, of the representations and warranties made by the Company herein including those that would occur if all references in such representations and warranties to phrases concerning materiality, including references to the qualification “Company Material Adverse Effect”, were deleted, in the aggregate would not have a Company Material Adverse Effect.

4.34 Company Disclosure Letter

All disclosures in the Company Disclosure Letter must reference or be associated with a particular section in the Agreement, and no meaning will be given to any disclosure that does not reference or is not associated with a particular section in the Agreement. A disclosure in the Company Disclosure Letter referencing a particular section in the Agreement only constitutes an exception to the particular section in this Agreement to which that disclosure relates and to any other section in this Agreement that it expressly cross references, or is cross referenced by, such disclosure, and does not constitute a disclosure exception in respect of any other section or representation in this Agreement.

4.35 Survival of Representations and Warranties

The representations and warranties of the Company contained in this Agreement shall not survive the completion of the Offer, and shall expire and be terminated on the earlier of the Effective Date and the date on which this Agreement is terminated in accordance with its terms. No investigations by or on behalf of the Parent or Bidco shall mitigate, diminish or affect the representations and warranties made by the Company.

ARTICLE 5
COVENANTS

5.1 Conduct of Business by the Company

The Company covenants and agrees that, prior to the earlier of: (x) the Effective Date; and (y) the Transition Date, unless the Offeror shall otherwise agree in writing or as otherwise expressly contemplated or permitted by this Agreement (including Section 8.3):

(a)	the Company shall, and shall cause each of its Subsidiaries to, conduct its and their respective businesses only in, not take any action except in, and maintain their respective stores and operations in the ordinary course of business consistent with past practice except as may be required in order to comply with the terms of this Agreement;

(b)	without limiting the generality of Subsection 5.1(a) above, the Company shall not directly or indirectly, and shall cause each of its Subsidiaries not to:

(i)	issue, sell, award, pledge, dispose of, encumber or agree to issue, sell, award, pledge, dispose of or encumber any Shares, or any Options, calls, conversion privileges, “phantom” stock rights, deferred share units, or rights of any kind to acquire any Shares or other securities or any shares of its Subsidiaries (other than pursuant to the exercise of existing Options issued under the Stock Option Plan);

(ii)	except in the ordinary course of business consistent with past practice, sell, pledge, lease, dispose of, encumber or agree to sell, pledge, dispose of or encumber any assets of the Company or any of its Subsidiaries or any interest in any asset of the Company or any of its Subsidiaries that, in either case, has a value greater than $100,000;

(iii)	amend or propose to amend the articles, by-laws or other constating documents of the Company or any of its Subsidiaries;

(iv)	split, combine or reclassify any outstanding Shares;

(v)	redeem, purchase or offer to purchase any Shares or other securities of the Company or any shares or other securities of its Subsidiaries;

(vi)	declare, set aside or pay any dividend or other distribution (whether in cash, securities or property or any combination thereof) in respect of any shares, except for dividends paid in the ordinary course of business consistent with past practice not exceeding $0.20 per Share per fiscal quarter and for dividends by any wholly-owned Subsidiary of the Company to the Company or another wholly-owned Subsidiary of the Company;

(vii)	reorganize, amalgamate or merge the Company or any of its Subsidiaries with any other Person;

(viii)	reduce the stated capital of the shares of the Company or of any of its Subsidiaries;

(ix)	acquire or agree to acquire (by merger, amalgamation, acquisition of stock or assets or otherwise) any Person, or make any investment either by purchase of shares or securities, contributions of capital (other than to wholly-owned Subsidiaries), property transfer or purchase of any property or assets of any other Person, or acquire, directly or indirectly, any asset or interest in any asset, that in each case has a value greater than $100,000 provided however that the Company may make acquisitions of inventory or equipment in the ordinary course of business consistent with past practice or make such investments in short term investment grade instruments consistent with past practice and except for capital expenditures as set out in the Company Disclosure Letter;

(x)	incur or commit to incur any indebtedness for borrowed money or any other liability or obligation or issue any debt securities in an aggregate amount greater than $250,000, except for the borrowing under existing credit facilities of working capital and except for capital leases in the ordinary course of business consistent with past practice, or guarantee, indemnify, endorse or otherwise as an accommodation become responsible for, the obligations of any other Person (other than a wholly- owned Subsidiary) or make any loans or advances to any Person (other than to the Company or its wholly-owned Subsidiaries);

(xi)	take any action or fail to take any action that would accelerate or trigger defaults or repayments in respect of any Material Contract or Appropriate Regulatory Approval;

(xii)	adopt a plan of liquidation or resolutions providing for the liquidation or dissolution of the Company or any of its Subsidiaries, except as set out in the Company Disclosure Letter;

(xiii)	pay, discharge or satisfy any claims, liabilities or obligations exceeding $250,000 in the aggregate, other than the payment, discharge or satisfaction, in the ordinary course of business consistent with past practice, of liabilities reflected or reserved against in the Company’s financial statements or incurred in the ordinary course of business consistent with past practice;

(xiv)	waive, release, grant or transfer any rights of value or modify or change any existing licence, lease, contract or other document that has a value in excess of $100,000;

(c)	the Company shall not, and shall cause each of its Subsidiaries not to:

(i)	increase the fringe benefits payable or to become payable to its directors or officers (whether from the Company or any of its Subsidiaries); or enter into or modify any employment, severance, or similar agreements or arrangements with, or grant any bonuses, salary increases, severance or termination pay to, directors or officers (whether from the Company or any of its Subsidiaries), except as set out in the Company Disclosure Letter; other than pursuant to and accordance with the terms of agreements already entered into as set out in the Data Room Information, as such agreements are in force on the date hereof; or

(ii)	in the case of employees who are not officers of the Company or members of the Board of Directors, take any action other than in the ordinary course of business and consistent with past practice with respect to the grant of any bonuses, salary increases, severance or termination pay or with respect to any increase of benefits payable in effect on the date hereof, except as set out in the Company Disclosure Letter;

(d)	subject to Section 2.4, the Company shall not, and shall cause each of its Subsidiaries not to, establish, adopt, enter into, amend or waive any performance or vesting criteria or accelerate vesting, exercisability or funding under any bonus, profit sharing, thrift, incentive, compensation, stock option, restricted stock, pension, retirement, deferred compensation, savings, welfare, employment, termination, severance or other employee benefit plan, agreement, trust, fund, policy or arrangement for the benefit or welfare of any directors, officers, current or former employees of the Company or its Subsidiaries;

(e)	the Company shall use reasonable commercial efforts to cause its current material insurance (or re-insurance) policies not to be cancelled or terminated or any of the coverage thereunder to lapse, unless simultaneously with such termination, cancellation or lapse, replacement policies underwritten by insurance and re- insurance companies of nationally recognized standing providing coverage equal to or greater than the coverage under the cancelled, terminated or lapsed policies for substantially similar premiums are in full force and effect;

(f)	the Company shall:

(i)	use reasonable commercial efforts, and cause each of its Subsidiaries, to use reasonable commercial efforts to preserve intact their respective business organizations and goodwill, to keep available the services of its and their officers and employees as a group and to maintain satisfactory relationships with licensees, franchisees, suppliers, distributors, customers and others having business relationships with them, in all material respects;

(ii)	not take, or permit any of its Subsidiaries to take, any action (or omit to take any action), which would render, or which reasonably may be expected to render, any representation or warranty made by it in this Agreement untrue in any material respect;

(iii)	promptly notify the Offeror orally and in writing of the occurrence of any Company Material Adverse Effect and of any material governmental or third party complaints, claims, investigations or proceedings (or communications indicating that the same are being contemplated) and of any death, disability, resignation, termination of employment or other departure of any senior officer of the Company or any of its Subsidiaries;

(iv)	not enter into, materially amend or terminate any Material Contract, except for Material Contracts referred to in paragraph 5.1(f)(iv) of the Company Disclosure Letter which may be entered into, amended or terminated as required in the ordinary course of business provided that the terms and dollar amounts of such Material Contracts are consistent with past practice;

(v)	not incur any capital expenditures or enter into any agreement obligating the Company or its Subsidiaries to provide for future capital expenditures outside the ordinary course of business that involve payments in excess of $250,000 in the aggregate, except for construction of stores and leasehold improvement in the ordinary course of business in connection with any lease as disclosed in the Data Room Information and capital expenditures undertaken pursuant to agreements entered into prior to the date of this Agreement and disclosed in the Data Room Information;

(vi)	not settle or compromise, or agree to settle or compromise, any claim brought by any present, former or purported holder of any securities of the Company in connection with the Offer or any Compulsory Acquisition Transaction or Subsequent Acquisition Transaction prior to the Effective Date without the prior written consent of the Offeror not to be unreasonably withheld; and

(vii)	not make any changes to existing accounting policies other than as required by applicable Law;

(g)	except as set out in the Company Disclosure Letter, the Company and each of its Subsidiaries shall:

(i)	duly and timely file all Tax Returns required to be filed by it on or after the date hereof and all such Tax Returns will be true, complete and correct in all material respects;

(ii)	timely withhold, collect, remit and pay all Taxes which are to be withheld, collected, remitted or paid by it to the extent due and payable;

(iii)	not make or rescind any express or deemed election relating to Taxes;

(iv)	not make a request for a Tax ruling or enter into any agreement with any taxing authorities or consent to any extension or waiver of any limitation period with respect to Taxes;

(v)	not settle or compromise any claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to Taxes in an amount exceeding $250,000 in the aggregate;

(vi)	not change any of its methods of reporting income, deductions or accounting for income Tax purposes from those employed in the preparation of its income Tax Return for the tax year ended January 28, 2006, except as may required by applicable Laws; and

(vii)	promptly inform the Offeror as to any material communication in respect of Taxes received by it after the date of this Agreement from any Governmental Entity;

(h)	the Company shall not, and shall not permit its Subsidiaries to, authorize or enter into or modify any contract, agreement, commitment or arrangement, to do any of the matters prohibited by the other paragraphs of this Section 5.1;

(i)	the Company shall not, and shall cause each of its Subsidiaries to not, prior to the Effective Time sell, pledge, lease, dispose of any assets of the Company or any of its Subsidiaries (or any interest therein) to a Supporting Shareholder (or Affiliate thereof but excluding the Company or a Subsidiary of the Company), except for dividends paid in the ordinary course and except as provided for under agreements or arrangements existing as of the date hereof that have been disclosed in the Data Room Information; and

(j)	the Company shall not, and shall cause each of its Subsidiaries to not, incur any indebtedness for borrowed money or any other liability or obligation or issue any debt securities to a Supporting Shareholder (or Affiliate thereof but excluding the Company or a Subsidiary of the Company), except in the ordinary course of business or required pursuant to agreements or arrangements existing as of the date hereof that have been disclosed in the Data Room Information or that are referred to in Subsection 4.16(g).

5.2 Bringdown Certificate

The Company shall deliver to the Offeror, not more than seven hours before the Expiry Time, a certificate of the Company, signed by two senior officers (without personal liability), certifying, after due inquiry, the following:

(a)	all representations and warranties of the Company in this Support Agreement shall be true and correct as of the Expiry Time as if made at and as of such time (without giving effect to, applying or taking into consideration any materiality or Company Material Adverse Effect qualification already contained within such representation and warranty), other than any breach or failure of such representations and warranties to be true and correct that, individually or in the aggregate, do not constitute, or could not reasonably be expected to result in, a Company Material Adverse Effect or prevent, restrict or materially delay the consummation of the Offer, any Compulsory Acquisition or any Subsequent Acquisition Transaction, or if the Offer or any Compulsory Acquisition or Subsequent Acquisition Transaction were consummated, could reasonably be expected to have a material adverse effect on the Offeror;

(b)	the Company shall have observed and performed its covenants and obligations in this Support Agreement (other than Article 7) in all respects to the extent that such covenants were to have been observed or performed by the Company at or prior to the Expiry Time, except for breaches that, individually or in the aggregate, do not, and could not reasonably be expected to, have a Company Material Adverse Effect or prevent, restrict or materially delay the consummation of the Offer, a Compulsory Acquisition Transaction or a Subsequent Acquisition Transaction or, if the Offer or any Compulsory Acquisition or Subsequent Acquisition Transaction were consummated a material adverse effect on the Offeror; and

(c)	the Company shall have observed and performed all of its covenants and obligations under Article 7 of this Support Agreement.

5.3 Co-operation and Assistance

Subject to the terms and conditions of this Agreement, the Offeror and the Company shall each use all reasonable efforts to take, or cause to be taken, all actions, and do, or cause to be done, all things necessary, proper or advisable, including provision of information and execution and delivery of such documents as the other Party may reasonably require, to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement, and to cooperate with each other in connection with the foregoing, including using reasonable efforts to:

(a)	satisfy, or cause the satisfaction of, the conditions of the making of the Offer set forth in Subsection 2.1(f) and the conditions of the Offer set forth in Schedule A, to the extent the same is within its control;

(b)	prepare any applications, filings, circulars and other documents as reasonably necessary to discharge its obligations under this Agreement and applicable Law and to complete the transactions contemplated by this Agreement;

(c)	obtain all necessary orders, consents, licences, permits, exemptions, approvals and authorizations, and effect all filings, registrations, submissions of information and notifications, to, from or with any Governmental Entity as are required to be obtained or made by it under any applicable Law and to complete the transactions contemplated by this Agreement;

(d)	in the case of the Company, obtain all waivers, consents and approvals of other parties to Material Contracts with the Company or its Subsidiaries as may be required in connection with the completion of the transactions contemplated hereby; provided that the Company shall not be obligated to agree to a materially adverse modification of the terms of such Contracts, pay additional amounts or to prepay or incur additional material obligations to such other parties;

(e)	defend all lawsuits or other legal proceedings challenging this Agreement or the consummation of the transactions contemplated hereby;

(f)	oppose, lift or rescind any injunction or restraining order or other order or action seeking to stop, or otherwise adversely affect its ability to consummate the Offer; and

(g)	in connection with the Offeror’s efforts to ensure the availability of the “bump” under the Canadian tax “bump” rules on an amalgamation of the Company and Bidco (or a subsidiary of Bidco) to include the amount determined under paragraph 88(1)(d) of the Tax Act when calculating the tax cost of capital property held by the amalgamated company (including shares of the Company’s subsidiaries immediately prior to the amalgamation) pursuant to paragraph 88(1)(c) of the Tax Act, (i) provide such consents and approvals as the Offeror may reasonably request in order for the Offeror to discuss and correspond with the relevant Governmental Entities, on behalf of the Company, including, without limitation, a consent for the Offeror to request a comfort letter and/or tax ruling in respect of the “bump” and (ii) provide the Offeror with such information relating to the Company and its Subsidiaries as the Offeror may reasonably request in order to determine whether the “bump” denial rules will apply upon an amalgamation of the Company and Bidco (or a subsidiary of Bidco), including information regarding transactions that have occurred or will occur prior to the Effective Time.

5.4 Pre-Acquisition Reorganization

The Company agrees that, upon request by the Offeror, the Company shall: (a) effect such reorganizations of the Company’s business, operations and assets or such other transactions as the Offeror may request, acting reasonably (each a “Pre-Acquisition Reorganization”); and (b) cooperate with the Offeror and its advisors in order to determine the nature of the Pre-Acquisition Reorganizations that might be undertaken and the manner in which they might most effectively be undertaken; provided that the Pre-Acquisition Reorganizations are not prejudicial to the Company or its Shareholders in any material respect and: (i) do not result or are likely to result in any breach by the Company of: (A) any existing contract or commitment of the Company; or (B) any Law; or (ii) would not reasonably be expected to impede or delay the Offeror’s ability to take up and pay for the Shares tendered to the Offer. Notwithstanding the foregoing, the Company agrees that it shall, upon request of the Offeror, effect the reorganizations disclosed in confidence in writing by the Offeror to the Company on or prior to the date hereof. The Offeror shall provide written notice to the Company of any proposed Pre-Acquisition Reorganization at least 10 Business Days prior to the Expiry Time. Upon receipt of such notice, the Offeror and the Company shall work co-operatively and use commercially reasonable efforts to prepare prior to the Expiry Time all documentation necessary and do all such other acts and things as are necessary to give effect to such Pre-Acquisition Reorganization. The Offeror agrees to waive any breach of a representation, warranty or covenant by the Company where such breach is a result of an action taken by the Company in good faith pursuant to a request by the Offeror in accordance with this Section 5.4. The completion of any such Pre-Acquisition Reorganization shall be subject to the satisfaction or waiver by the Offeror of the conditions to the Offer set forth in Schedule A and shall be effected prior to any take-up by the Offeror of Shares tendered to the Offer. If the Offeror does not take up and pay for the SV Shares tendered to the Offer, the Offeror shall indemnify the Company for any and all losses, costs and expenses, including reasonable legal fees and disbursements, incurred in connection with any proposed Pre-Acquisition Reorganization.

5.5 Access to Information

Upon reasonable notice and subject to compliance with applicable competition and anti-trust Laws and subject to the terms of the Confidentiality Agreement, the Company agrees to provide the Offeror and its representatives reasonable access during normal business hours to all books, records, information and files in its possession and control and access to its personnel on an as requested basis in order to allow them to conduct such investigations as they may consider necessary or advisable strategic planning and other valid business reasons, provided that such access and assistance shall be provided on basis consistent with the basis upon which the Data Room Information was made available to the Offeror prior to the date of this Agreement, and for greater certainty, sensitive confidential information will be dealt with using equivalent protective procedures. Any investigation by the Offeror and its representatives after the date of this Agreement shall not mitigate, diminish or affect the representations and warranties of the Company contained in this Agreement or any document or certificate given pursuant hereto.

5.6 Regulatory Filings

(a)	Without limiting the generality of Section 5.3 with respect to the obtaining Appropriate Regulatory Approvals under the Competition Act and any foreign Laws pertaining to competition or antitrust, each of the Offeror and the Company shall:

(i)	no later than eight Business Days after the date hereof, in consultation with each other, make or cause to be made such filings and submissions (“Competition Filings”) as may be required or advisable;

(ii)	consult with each other in respect of any requests and enquiries from the Commissioner or any other Governmental Entity pertaining to the applicable Competition Filing or the Offer; and

(iii)	comply at the earliest practicable date with any reasonable request or requirement for additional information or documentary material received from the Commissioner or any other Governmental Entity pertaining to a Competition Filing or the Offer.

(b)	Nothing in this Section 5.6 shall oblige any Party to disclose to another Party any written communications or information which that Party, acting reasonably, considers to be confidential and sensitive in nature, provided that arrangements will be made among the Parties and their counsel as necessary for any such confidential written communications or information to be exchanged on a “counsel only” basis.

ARTICLE 6
TERMINATION, AMENDMENT AND WAIVER

6.1 Termination

This Agreement may be terminated by notice in writing:

(a)	at any time prior to the Effective Time by mutual consent of the Parent and the Company;

(b)	by the Offeror, if any condition to making the Offer set forth in Subsection 2.1(f) is not satisfied or waived by the Offer Deadline (other than as a result of the Offeror’s default hereunder), except where the Offeror has mailed the Offer;

(c)	by the Offeror, if any condition of the Offer set forth in Schedule A is not satisfied or waived by the Expiry Date, except where the Offeror has taken up Shares under the Offer;

(d)	by the Offeror at any time prior to the Expiry Time, if any of the representations and warranties of the Company in this Support Agreement (without giving effect to, applying or taking into consideration any materiality or Company Material Adverse Effect qualification already contained within such representation and warranty) is untrue or incorrect as of the date made, or shall have become true and incorrect, other than any breach or failure of such representations and warranties to be true and correct that, individually or in the aggregate, do not constitute, or could not reasonably be expected to result in, a Company Material Adverse Effect or prevent, restrict or materially delay the consummation of the Offer, any Compulsory Acquisition or any Subsequent Acquisition Transaction, or that, if the Offer or any Compulsory Acquisition or Subsequent Acquisition Transaction were consummated, could reasonably be expected to have a material adverse effect on the Offeror, provided that such right of termination shall not be available with respect to any breach or failure of the representations and warranties to be true and correct that is capable of being cured and such breach or failure has been cured by the date that is the earlier of: (A) 10 days from the date of written notice thereof from the Offeror to the Company; and (B) the Expiry Time;

(e)	by the Offeror, at any time prior to the Expiry Time, if the Company has breached any covenant or obligation under this Agreement (other than Article 7), except for breaches that, individually or in the aggregate, do not, and could not reasonably be expected to, have a Company Material Adverse Effect or prevent, restrict or materially delay the consummation of the Offer, a Compulsory Acquisition Transaction or a Subsequent Acquisition Transaction or, if the Offer or any Compulsory Acquisition or Subsequent Acquisition Transaction were consummated, a material adverse effect on the Offeror, provided that such right of termination shall not be available with respect to any breach that is capable of being cured and such breach or failure has been cured by the earlier of: (i) 10 days after written notice has been sent from the Offeror to the Company and (ii) the Expiry Time;

(f)	by the Offeror at any time prior to the Expiry Time, if the Company has breached any of its covenants or obligations under Article 7;

(g)	by the Company at any time prior to the Expiry Time, if either the Parent or Bidco is in breach of any of its representations or warranties or in default of any covenant or obligation under this Agreement and such breach or default is reasonably likely to prevent, restrict or materially delay consummation of the transactions contemplated by this Agreement and is not cured within ten days after written notice has been sent from the Company to the Offeror;

(h)	by the Company or the Offeror, if the Offeror does not take up and pay for the Shares tendered pursuant to the Offer by a date that is 120 days after the Offer is commenced, provided that such right of termination shall not be available to a Party where the failure to take up and pay for Shares was the result of breach by such Party of any covenant or obligation under this Agreement or as a result of any representation or warranty of such Party in this Agreement being untrue or incorrect in any material respect, provided however that if Offeror’s take up and payment for Shares deposited under the Offer is delayed by (i) an injunction or order made by a court or a Government Entity of competent jurisdiction, or (ii) Offeror not having obtained any Appropriate Regulatory Approval which is necessary to permit Offeror to take up and pay for Shares deposited under the Offer, then, provided that such injunction or order is being contested or appealed or such waiver, consent or approval is being actively sought, as applicable, this Agreement shall not be terminated by the Company or the Offeror, as applicable, pursuant to this Subsection 6.1(h) until the 180th day after the Offer is commenced;

(i)	by the Offeror at any time prior to the Expiry Time, if the Board of Directors (or any committee thereof): (i) fails to recommend, withdraws, modifies, changes or qualifies its approval or recommendation, of the Offer or this Agreement; or (ii) approves or recommends acceptance of an Acquisition Proposal; or (iii) resolves or publicly discloses an intention to do any of the foregoing; or (iv) does not reaffirm its recommendation in favour of the Offer to the Shareholders in a press release or Directors’ Circular within eight days of any reasonable request to do so from the Offeror, or in the event that the Offer is scheduled to expire within such eight day period, prior to the expiry of the Offer;

(j)	by the Company at any time prior to the Expiry Time, if the Company proposes to enter into a Proposed Agreement with respect to a Superior Proposal in compliance with the provisions of Section 7.6, provided that the Company has not breached any of its covenants, agreements or obligations under Section 7 and has not breached, in any material respect, any of its covenants, agreements or obligations elsewhere in this Agreement, provided that for greater certainty, any such breach that facilitates or makes a Superior Proposal more likely shall be deemed to be material for the purposes of the foregoing;

(k)	by the Offeror, if any act, action, suit or proceeding shall have been threatened in writing or taken before or by any Governmental Entity or by any elected or appointed public official or any private person (including any individual, company, firm, group or other entity) in Canada or elsewhere, whether or not having the force of Law, or if any Law shall have been proposed with retroactive effect, enacted, promulgated or applied, in either case:

(i)	to cease trade, enjoin, prohibit or impose material and adverse limitations, damages or conditions on the purchase by or the sale to the Offeror of the Shares or the right of the Offeror to own or exercise full rights of ownership of the Shares; or

(ii)	which, if the Offer were consummated, would reasonably be expected to have a Company Material Adverse Effect or have a material adverse effect on the Offeror; or

(iii)	which would prevent or materially delay the completion of the acquisition by the Offeror of the Shares pursuant to a Subsequent Acquisition Transaction;

(l)	by the Company, if the Offeror does not commence the Offer and mail the Offer Documents by the Offer Deadline, except that where such event was the result of a breach by the Company of its representations, warranties, covenants and obligations hereunder, or the failure of any other condition to the making of the Offer to be satisfied or waived by the Offer Deadline, in which case this Agreement may only be terminated pursuant to this Section 6.1(l) if the Offeror does not commence the Offer and mail the Offer Documents by the date which is 60 days from the date of this Agreement; or

(m)	by the Company, if the Offer does not conform, in a material respect, with the description thereof in Section 2.1, provided that the Company has notified the Offeror in writing of any such failure and the same has not been cured by the Offeror within 10 days of the date on which such notice was received by the Offeror.

6.2 Amendment

This Agreement may not be amended except by written instrument signed by each of the Parties.

6.3 Waiver

At any time prior to the Effective Date, either the Offeror or the Company may by written instrument signed by such Party: (a) extend the time for the performance of any of the obligations or other acts of the other Party; or (b) waive compliance with any of the agreements of the other Party or with any conditions to its own obligations, in each case only to the extent such obligations, agreements or conditions are intended for its benefit. For greater certainty, nothing in this Section 6.3 will permit the Offeror to waive any condition to the Offer it may not waive under Subsection 2.1(d) without the consent of the Company.

6.4 Injunctive Relief

Nothing herein shall preclude a Party from seeking injunctive relief to restrain any breach or threatened breach of the covenants or agreements set forth in this Agreement or otherwise to obtain specific performance of any such covenants or agreements, without the necessity of posting bond or security in connection therewith.

ARTICLE 7
NON-SOLICITATION

7.1 Definitions

When used in this Agreement, the following terms shall have the following meanings:

“Acquisition Proposal” means: (i) any take-over bid, merger, amalgamation, plan of arrangement, business combination, consolidation, recapitalization, liquidation or winding-up in respect of the Company or any Subsidiary of the Company; (ii) any sale, lease, license, mortgage, hypothecation, pledge, transfer or other disposition of all or a material portion of the assets of the Company or its Subsidiaries taken as a whole, whether in a single transaction or series of transactions; (iii) any sale or acquisition of 20% or more of the Company’s shares of any class or rights or interests therein or thereto or a single transaction or series of transactions; (iv) any similar business combination or transaction, of or involving the Company or any Subsidiary of the Company, other than with the Offeror; (v) any other transaction the consummation of which would reasonably be expected to impede, interfere with, prevent or materially delay the Offer or any Compulsory Acquisition Transaction or Subsequent Acquisition Transaction; or (vi) any proposal or offer to, or public announcement of an intention to do, any of the foregoing from any Person other than the Offeror;

“Superior Proposal” means an unsolicited, bona fide Acquisition Proposal made by a third party to the Company in writing after the date hereof: (i) to purchase or otherwise acquire, directly or indirectly, by means of a take-over bid, merger, amalgamation, plan of arrangement, business combination, consolidation, recapitalization, liquidation or winding-up or similar transaction, all of the Shares; (ii) that is made available to all Shareholders and offers or makes available the same consideration in form and amount per Share to be purchased or otherwise acquired; (iii) that is likely to be completed without undue delay, taking into account all legal, financial, regulatory and other aspects of such proposal and the party making such proposal; (iv) in respect of which any required financing to complete such Acquisition Proposal has been or is likely to be obtained; (v) that is not subject to a due diligence and/or access condition that would allow access to the books, records or personnel of the Company or its Subsidiaries beyond 5:00 p.m. on the fifth day after which access is first afforded to the third party making the Acquisition Proposal (provided that the foregoing shall not restrict the ability of such third party to continue to review information provided to it by the Company during such five day period or thereafter); and (vi) that would, taking into account all of the terms and conditions of such Acquisition Proposal, if consummated in accordance with its terms (but not assuming away any risk of non-completion), result in a transaction more favourable to Shareholders from a financial point of view than the Offer (including any adjustment to the terms and conditions of the Offer proposed by the Offeror pursuant to Section 7.7 below, if applicable); and

“Company Representative” means any Subsidiary of the Company, and any officer, director, employee, representative or agent of the Company or any of its Subsidiaries, including for greater certainty any investment banker, financial advisor or legal counsel.

7.2 Non-Solicitation

From and after the date hereof, except as expressly permitted in Section 7.5 and 7.6, the Company shall not, and shall cause the Company Representatives not to, take any action of any kind which might, directly or indirectly, interfere with, the successful acquisition of Shares by the Offeror pursuant to the Offer or any Compulsory Acquisition Transaction or Subsequent Acquisition Transaction, including any action to:

(a)	solicit, assist, initiate, encourage or otherwise facilitate any inquiries, proposals, offers or expressions of interest regarding any actual or potential Acquisition Proposal;

(b)	engage in any discussions or negotiations regarding any actual or potential Acquisition Proposal;

(c)	furnish or provide access to any information concerning the Company, its Subsidiaries or their respective businesses, properties or assets to any Person in connection with, or that could reasonably be expected to lead to or facilitate, an Acquisition Proposal;

(d)	waive any provisions of or release or terminate any confidentiality or standstill agreement between the Company and any Person relating to an actual or potential Acquisition Proposal, or amend any such agreement or consent to the making of an Acquisition Proposal in accordance with the terms of such agreement;

(e)	withdraw, modify or qualify, or propose publicly to withdraw, modify or qualify, in any manner adverse to the Offeror, the approval or recommendation of the Board of Directors (including any committee thereof) of this Agreement or the Offer;

(f)	accept, approve or recommend, or remain neutral with respect to, or propose publicly to accept, approve or recommend, or remain neutral with respect to, any Acquisition Proposal; or

(g)	accept or enter into, or publicly propose to accept or enter into, any letter of intent, agreement in principle, agreement, arrangement or undertaking related to any Acquisition Proposal.

7.3 Termination of Existing Discussions

The Company will immediately cease and cause to be terminated any existing discussions or negotiation by it or any Company Representative with any Person other than the Offeror regarding an actual or potential Acquisition Proposal, whether or not initiated by the Company. In connection therewith, the Company will cease to provide any access to information concerning the Company and its Subsidiaries, and will promptly request, in accordance with any confidentiality agreement signed with any such Person, the return or destruction of any confidential information provided to such Person, and use its reasonable best efforts to ensure that such requests are complied with.

7.4 Notification of Acquisition Proposals

From and after the date of this Agreement, the Company shall promptly (and in any event within 24 hours) notify the Offeror, at first orally and then in writing, of any inquiry, request, notice, proposal, offer or expression of interest (including any amendment to any of the foregoing) (an “Inquiry”) received by the Company relating to any actual or potential Acquisition Proposal, discussions or negotiations relating to or that could reasonably be expected to lead to an Acquisition Proposal, or access to information relating to the Company or any Subsidiary in connection with, or that could reasonably be expected to lead to or facilitate, an Acquisition Proposal. Such notice shall include a description of the terms and conditions of, and the identity of the Person making, any such Inquiry. The Company shall also provide a copy of any such Inquiry and such other details relating thereto as the Offeror may reasonably request. The Company shall keep the Offeror promptly and fully informed of the status, including any change to the material terms of any such Inquiry, and will respond promptly to all inquiries by the Offeror with respect thereto.

7.5 Access to Information; Negotiations

Notwithstanding Section 7.2 above, the Company may (A) engage in discussions or negotiations regarding an Acquisition Proposal with any Person who seeks to initiate such discussions or negotiations; or (B) provide to such Person any information concerning the Company and its Subsidiaries that has previously or is concurrently provided to the Offeror, if and only to the extent that:

(a)	the Company has received an unsolicited bona fide written Acquisition Proposal from such Person (in circumstances not involving any breach of Section 7.2);

(b)	the Board of Directors, after consultation with and based upon the advice of its financial advisors and outside legal counsel, has determined in good faith that such Acquisition Proposal, if consummated in accordance with its terms, is likely to result in a Superior Proposal;

(c)	the Board of Directors, after consultation with and based upon the advice of outside legal counsel, has determined in good faith that the failure to take such action would be inconsistent with the fiduciary duties of the members of the Board of Directors to the shareholders of the Company;

(d)	the Company has provided to the Offeror the information required to be provided under Section 7.4 in respect of such Acquisition Proposal and has promptly notified the Offeror in writing of the determinations in Subsections 7.5(b) and (c) above;

(e)	a period of at least five Business Days has elapsed following the date on which the information referred to in (d) above was received by the Offeror, and if the Offeror has proposed to revise the Offer in accordance with Section 7.7 below, the Board of Directors has again made the determinations in Subsections 7.5(b) and (c) above taking into account such proposed revisions to the Offer; and

(f)	in the case of Subsections 7.5(a) above, the Company has received from such Person an executed confidentiality and standstill agreement on terms substantially similar to those of the Confidentiality Agreement, and provided further that the Company sends a copy of any such confidentiality agreement to the Offeror.

7.6 Changes in Recommendation

Notwithstanding Section 7.2 above, the Board of Directors may: (i) withdraw, modify or qualify (or propose to withdraw, modify or quality) in any manner adverse to the Offeror the approval or recommendation of the Offer; (ii) accept, approve or recommend an Acquisition Proposal; or (iii) approve the entering into of any agreement (“Proposed Agreement”) providing for an Acquisition Proposal (other than a confidentiality agreement contemplated by Subsections 7.5(f) above), if and only to the extent that:

(a)	the Company has received an unsolicited bona fide written Acquisition Proposal from a Person (in circumstances not involving any breach of Subsection 7.2);

(b)	the Board of Directors, after consultation with and based upon the advice of its financial advisors and outside legal counsel, has determined in good faith that such Acquisition Proposal constitutes a Superior Proposal;

(c)	the Board of Directors, after consultation with and based upon the advice of outside legal counsel, has determined in good faith that the failure to take such action would be inconsistent with its fiduciary duties;

(d)	the Company has provided to the Offeror the information required to be provided under Section 7.4 in respect of such Acquisition Proposal and has promptly notified the Offeror in writing of the determinations in Subsections 7.6(b) and (c) above;

(e)	a period of at least five Business Days has elapsed following the date on which all of the information and notifications referred to in (d) above were received by the Offeror, and if the Offeror has proposed to revise the Offer in accordance with Section 7.7 below, the Board of Directors has again made the determinations in Subsections 7.6(b) and (c) above taking into account such proposed revisions to the Offer; and

(f)	if the Company proposes to enter into a Proposed Agreement with respect to a Superior Proposal after complying with this Section 7.6, the Company concurrently terminates this Agreement pursuant to Subsection 6.1(j).

Each successive modification of any Acquisition Proposal (including the waiver of any material condition thereof) shall constitute a new Acquisition Proposal for purposes of this Section 7.6. Nothing in this Section 7.6, and no action taken by the Board of Directors pursuant hereto, shall (i) permit the Company to enter into any agreement providing for any transaction contemplated by an Acquisition Proposal for as long as this Agreement remains in effect or (ii) affect in any manner any other obligation of the Company under this Agreement. Nothing in this Agreement shall prevent the Board of Directors from responding through a directors’ circular or otherwise as required by applicable Securities Laws to an Acquisition Proposal that it determines is not a Superior Proposal.

7.7 Right to Match

The Company acknowledges and agrees that, during the five Business Day period referred to in Subsection 7.5(e) or 7.6(e), or such longer period as the Company may approve for such purpose, the Offeror shall have the opportunity, but not the obligation, to propose to amend the terms of the Offer and the Company shall cooperate with the Offeror with respect thereto, including engaging in good faith negotiations with the Offeror to enable the Offeror to make such adjustments to the terms and conditions of the Offer the Offeror deems appropriate and as would enable the Offeror to proceed with the transactions contemplated hereunder on such adjusted terms. The Board of Directors will review any proposal by the Offeror to amend the terms of the Offer in order to determine in good faith, after consultation with and based upon the advice of its financial advisors and outside legal counsel, whether the Offeror’s proposal to amend the Offer would result in the Acquisition Proposal not being a Superior Proposal compared to the proposed amendment to the terms of the Offer.

ARTICLE 8
GENERAL PROVISIONS

8.1 Alternative Transaction

In the event that the Offeror concludes that it is reasonably necessary to proceed with another form of transaction (such as a plan of arrangement or amalgamation) whereby the Offeror or its Affiliates would effectively acquire all of the Shares within approximately the same time periods and on economic terms (including, tax treatment) having consequences to the Shareholders which are equivalent to or better than those contemplated by this Agreement, the Company agrees to support the completion of such alternative transaction in the same manner as the Offer and shall otherwise fulfill its covenants contained in this Agreement in respect of such alternative transaction.

8.2 Notification of Certain Matters

Each Party shall give prompt notice to the others of: (a) the occurrence or failure to occur of any event, which occurrence or failure would cause or may cause any representation or warranty on its part contained in this Agreement to be untrue or inaccurate in any material respect at any time from the date of this Agreement to the earlier of the Effective Date and the termination of this Agreement or which results or may result in any of the conditions of the making of the Offer set out in Subsection 2.1(f) or any conditions of the Offer set out in Schedule A not being satisfied; and (b) any failure of such Party, or any officer, director, employee or agent thereof, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder.

8.3 Expenses

Except as otherwise expressly provided in this Agreement, each Party shall pay its own expenses incurred in connection with this Agreement, the completion of the transactions contemplated hereby and/or the termination of this Agreement, irrespective of the completion of the transactions contemplated hereby including legal and other transaction fees. The Offeror will pay all filing fees related to the Competition Filings.

8.4 Notices

All notices, requests, demands and other communications hereunder shall be deemed to have been duly given and made if in writing and if served by personal delivery upon the Party for whom it is intended or delivered, or if sent by facsimile transmission, upon confirmation that such transmission has been properly effected, to the Person at the address set forth below, or such other address as may be designated in writing hereafter, in the same manner, by such Person. The date of receipt of any such notice or other communication if delivered personally shall be deemed to be the date of delivery thereof, or if sent by facsimile transmission the date of such transmission if sent on a Business Day, failing which it shall be deemed to have been received on the next Business Day.

If to the Offeror, the Parent or Bidco:

Limited Brands, Inc. Three Limited Parkway Columbus, OH 43230

Attention:	Gail M. Stern (Senior Vice-President, Retail Operations, Legal)
Facsimile:	(614) 415-7900

with copies (which shall not constitute notice) to:

Osler, Hoskin & Harcourt LLP 1000 De La Gauchetière Street West Suite 2100 Montréal, Québec H3B 4W5

Attention:	E.A. (Ward) Sellers and Iain Scott
Facsimile:	(514) 904-8101

and to:

Davis Polk & Wardwell 450 Lexington Avenue New York, NY 10017

Attention:	David Caplan
Facsimile:	(212) 450-3156

If to the Company:

La Senza Corporation 1608 St. Regis Boulevard Dorval, Québec H9P 1H6

Attention:	Irving Teitelbaum
Facsimile:	(514) 421-0381

with copies (which shall not constitute notice) to:

Stikeman Elliot LLP Suite 4000 1155 Rene-Levesque Blvd. West Montréal, Québec

Attention:	Sidney Horn and Steeve Robitaille
Facsimile:	(514) 397-3222

and to:

Davies, Ward, Phillips & Vineberg LLP 1501 McGill College Avenue, 26th Floor Montréal, Québec

Attention:	Sylvain Cossette and Elliot Greenstone
Facsimile:	(514) 841-6412

Any Party may at any time change its address for service from time to time by giving notice to the other Parties in accordance with this Section 8.4.

8.5 Directors’ and Officers’ Insurance

(a)	There shall be maintained in effect, for not less than six years from the Effective Time, coverage substantially equivalent to that in effect under the current policies of the directors’ and officers’ liability insurance maintained by the Company or any of its Subsidiaries, as the case may be, as disclosed to the Offeror in the Data Room Information, which is no less advantageous, and with no gaps or lapses in coverage with respect to matters occurring prior to the Effective Time. Alternatively, at the Offeror’s option, it may cause the Company to purchase “run-off” directors’ and officers’ liability insurance providing coverage substantially as favourable to such directors and officers as that in effect under such current policies to cover prior events during such six year period or the balance thereof.

(b)	The Offeror agrees that all rights to indemnification or exculpation existing in favour of the directors or officers of the Company or any Subsidiary of the

Company as provided in its articles, or by-laws, or indemnification agreements (as disclosed to the Offeror in the Data Room Information) as at January 28, 2006 shall survive the Offer and shall continue in full force and effect for a period of not less than six years from the Effective Time. The Offeror will not (unless it assumes such obligations and gives written notice to the beneficiaries thereof to the extent it has their addresses) wind-up or liquidate the Company or otherwise take any other action to materially adversely affect the ability of the Company to satisfy its indemnity obligations referred to herein.

(c)	The provisions of this Section 8.5 are intended to be for the benefit of, and will be enforceable by, each individual referred to therein, his or her heirs and his or her legal representatives and, for such purpose, the Company hereby confirms that it is acting as agent and trustee on their behalf. Furthermore, the provisions of this Section 8.5 shall survive the termination of this Agreement as a result of the occurrence of the Effective Date.

(d)	The provisions of this Section 8.5 shall survive any termination of this Agreement and shall apply upon the Offeror acquiring not less than 66 of the outstanding SV Shares in a subsequent transaction occurring prior to June 30, 2007, and for these purposes the “Effective Date” shall be the date the Offeror acquires such SV Shares.

8.6 Severability

If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible to the fullest extent permitted by applicable Law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

8.7 Entire Agreement, Assignment and Governing Law

(a)	This Agreement and the Confidentiality Agreement constitute the entire agreements and supersede all other prior agreements and undertakings, both written and oral, between the Parties with respect to the subject matter hereof. Other than as set forth in such agreements, no representation or warranty has been given by any Party to the others. In the event of conflict between this Agreement and the Confidentiality Agreement, this Agreement shall prevail.

(b)	This Agreement: (i) is not intended to confer upon any other Person any rights or remedies hereunder; (ii) shall not be assigned by operation of law or otherwise, except that the Offeror may assign all or any portion of its rights under this Agreement to any Affiliate upon three Business Days prior written notice to the Company and provided such Affiliate executes and delivers a counterpart of this Agreement pursuant to which it agrees to be bound by the terms of this Agreement as the Offeror but no such assignment shall relieve the Offeror of its obligations hereunder; and (iii) shall be governed in all respects, including validity, interpretation and effect, exclusively by the Laws of the Province of Ontario and the Laws of Canada applicable therein, without giving effect to the principles of conflict of laws thereof.

8.8 Attornment

The Parties hereby irrevocably and unconditionally consent to and submit to the courts of the Province of Ontario for any actions, suits or proceedings arising out of or relating to this Agreement or the matters contemplated hereby (and agree not to commence any action, suit or proceeding relating thereto except in such courts) and further agree that service of any process, summons, notice or document by registered mail to the addresses of the Parties set forth in this Agreement shall be effective service of process for any action, suit or proceeding brought against any Party in such court. The Parties hereby irrevocably and unconditionally waive any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the matters contemplated hereby in the courts of the Province of Ontario and hereby further irrevocably and unconditionally waive and agree not to plead or claim in any such court that any such action, suit or proceeding so brought has been brought in an inconvenient forum.

8.9 Counterparts

This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which taken together shall be deemed to constitute one and the same instrument, and it shall not be necessary in making proof of this Agreement to produce more than one counterpart.

8.10 Language

The Parties hereto confirm their express wish that this Agreement and all documents and agreements directly or indirectly relating thereto be drawn up in the English language. Les parties reconnaissent leur volonté expresse que la présente entente ainsi que tous les documents et contrats s'y rattachant directement ou indirectement soient rédigés en anglais.

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IN WITNESS WHEREOF the Parties have executed this Agreement.

LIMITED BRANDS, INC.

By:	/s/ Gail M. Stern

	Name:	Gail M. Stern
	Title:	Senior Vice-President, Retail
Operations, Legal

MOS MAPLE ACQUISITION CORP.

By:	/s/ Douglas L. Williams

	Name:	Douglas L. Williams
	Title:	Secretary and Chief Financial Officer

LA SENZA CORPORATION

By:	/s/ Irving Teitelbaum

	Name:	Irving Teitelbaum
	Title:	Chairman of the Board and Chief
Executive Officer

SCHEDULE A
CONDITIONS OF THE OFFER

Conditions of the Offer

Notwithstanding any other provision of the Agreement to which this Schedule is attached, the Offeror shall have the right to withdraw the Offer and shall not be required to take up, purchase or pay for, and shall have the right to extend the period of time during which the Offer is open and postpone taking up and paying for, any SV Shares deposited under the Offer unless all of the following conditions are satisfied or waived by the Offeror at or prior to the Expiry Time:

(a)	the 4,942,569 SV Shares issuable upon the conversion of the 4,942,569 MV Shares shall have been validly deposited to the Offer by the Supporting Shareholders and not withdrawn;

(b)	there shall have been validly deposited under the Offer and not withdrawn that number of SV Shares (including SV Shares issuable upon conversion of MV Shares), that constitutes at least 66 % of the issued and outstanding SV Shares on a fully-diluted basis assuming conversion into SV Shares of all MV Shares (the “Minimum Condition”);

(c)	all government or regulatory approvals, waiting or suspensory periods, waivers, permits, consents, reviews, orders, rulings, decisions, and exemptions required by law, including those of any provincial securities authorities, stock exchanges or other securities regulatory authorities, shall have been obtained on terms satisfactory to the Offeror, acting reasonably, and:

(i)	the applicable waiting period related to merger pre-notification under Part IX of the Competition Act shall have expired or been waived by the Commissioner and the Commissioner shall have advised (to the satisfaction of the Offeror, acting reasonably) that she does not intend to oppose the purchase of the SV Shares under the Offer (which advice shall not have been rescinded or amended) and shall not have made or threatened to make application under the Competition Act in respect of the purchase of the SV Shares under the Offer, or

(ii)	the Commissioner shall have issued an advance ruling certificate in respect of the purchase of the SV Shares pursuant to section 102 of the Competition Act and shall not have subsequently withdrawn or purported to have withdrawn such advance ruling certificate prior to the acquisition by the Offeror of SV Shares deposited under the Offer;

(d)	no act, action, suit or proceeding shall have been threatened in writing or taken before or by any Governmental Entity or by any elected or appointed public official or any private person (including any individual, company, firm, group or other entity) in Canada or elsewhere, whether or not having the force of Law, and no Law shall have been proposed with retroactive effect, enacted, promulgated or applied, in either case:

A-II

(i)	to cease trade, enjoin, prohibit or impose material and adverse limitations, damages or conditions on the purchase by or the sale to the Offeror of the SV Shares or the right of the Offeror to own or exercise full rights of ownership of the SV Shares; or

(ii)	which, if the Offer were consummated, would reasonably be expected to have a Company Material Adverse Effect or have a material adverse effect on the Offeror; or

(iii)	which would prevent or materially delay the completion of the acquisition by the Offeror of the SV Shares pursuant to a Subsequent Acquisition Transaction;

(e)	there shall not exist any prohibition at Law against the Offeror making the Offer or taking up and paying for any SV Shares deposited under the Offer or completing any Subsequent Acquisition Transaction;

(f)	the Offeror shall have determined, acting reasonably, there shall not exist or have occurred a Company Material Adverse Effect;

(g)	this Support Agreement shall not have been terminated by the Company or the Offeror in accordance with its terms;

(h)	all representations and warranties of the Company in this Support Agreement shall be true and correct as of the Expiry Time as if made at and as of such time (without giving effect to, applying or taking into consideration any materiality or Company Material Adverse Effect qualification already contained within such representation and warranty), except for any breach or failure of such representations and warranties to be true and correct that would not, individually or in the aggregate, constitute, or could reasonably be expected to result in, a Company Material Adverse Effect or prevent, restrict or materially delay the consummation of the Offer or any Compulsory Acquisition or Subsequent Acquisition Transaction, or if the Offer or any Compulsory Acquisition or Subsequent Acquisition Transaction were consummated, could reasonably be expected to have a material adverse effect on the Offeror and the Offeror shall have received, not more than seven hours before the Expiry Time, a certificate of the Company, signed by two senior officers (without personal liability), certifying the foregoing after due inquiry;

(i)	the Company shall have observed and performed its covenants and obligations in this Support Agreement (other than Article 7) in all respects to the extent that such covenants were to have been observed or performed by the Company at or prior to the Expiry Time, except for breaches that, individually or in the aggregate, do not, and could not reasonably be expected to, have a Company Material Adverse Effect or prevent, restrict or materially delay the consummation of the Offer, a Compulsory Acquisition Transaction or a Subsequent Acquisition Transaction or, if the Offer or any Compulsory Acquisition or Subsequent Acquisition Transaction were consummated, a material adverse effect on the Offeror and the Offeror shall have received, not more than seven hours before the

A-III

Expiry Time, a certificate of the Company, signed by two senior officers (without personal liability) certifying the foregoing after due inquiry;

(j)	the Company shall have observed and performed all of its covenants and obligations under Article 7 of this Support Agreement and the Offeror shall have received, not more than seven hours before the Expiry Time, a certificate of the Company, signed by two senior officers (without personal liability) certifying the foregoing after due inquiry;

(k)	all Options and other rights or entitlements granted to purchase or otherwise acquire authorized and unissued Shares shall have been exercised in full, or irrevocably released, terminated, surrendered or waived or otherwise similarly dealt with by the holders thereof on terms and conditions satisfactory to the Offeror, acting reasonably;

(l)	the Lock-Up Agreement shall have not been terminated; and

(m)	the representations and warranties of the Supporting Shareholders in the Lock-Up Agreement shall have been, at the time that the Lock-Up Agreement was entered into and at the date that Offeror is otherwise required to take up and pay for the SV Shares, true and correct in all material respects, and all covenants and obligations of the Supporting Shareholders set out in the Lock-Up Agreement shall have been complied with in all material respects at or before the Expiry Time.

The foregoing conditions are for the exclusive benefit of the Offeror and may be asserted by the Offeror regardless of the circumstances giving rise to any such condition. The Offeror may, in its sole discretion, modify or waive any term or condition of the Offer, including extensions to the period during which SV Shares may be deposited under the Offer. The failure by the Offeror at any time to exercise any of the foregoing rights will not be deemed to be a waiver of any such right and each such right shall be deemed to be an ongoing right which may be asserted at any time and from time to time.

SCHEDULE B
PROVISIONS TO BE INCLUDED IN HOLDCO AGREEMENT

Unless the context requires otherwise or unless otherwise defined, defined terms used in this Schedule have the same meaning as in the Agreement.

Each Holdco Agreement shall include the following representations, warranties, terms, conditions and indemnities in favour of the Offeror:

Availability of Holdco Alternative

The availability of the Holdco Alternative will be conditional on the following:

(a)	that the Holdco Alternative will be completed in accordance with applicable Laws (including Securities Laws) prior to the Expiry Time so long as the Offeror, acting reasonably, agrees to such timing;

(b)	the entering into or implementation of the Holdco Alternative will not result in any delay in completing any other transaction contemplated in the Support Agreement; and

(c)	access to the books and records of Holdco shall have been provided on or before 15 Business Days prior to the Expiry Time and the Offeror and its counsel shall have completed their due diligence regarding the business and affairs of Holdco to their satisfaction, acting reasonably.

Representations and Warranties of the Holdco Shareholder

The Holdco Shareholder (and if applicable its shareholder and/or the ultimate principal investor of the Holdco Shareholder jointly and severally) represents and warrants to the Offeror as follows and acknowledges and confirms that the Offeror is relying on such representations and warranties in connection with the purchase by the Offeror of the Holdco Shares:

(a)	the Holdco Shares and the Shares which are being acquired under the Offer (the “Subject Shares”) have been validly held directly by the Holdco Shareholder and the Holdco, respectively, since October 16, 2006;

(b)	the Holdco is the sole beneficial and registered owner of the Subject Shares, free and clear of all Encumbrances;

(c)	the execution and delivery of the Holdco Agreement by the Holdco Shareholder, the Holdco, and if applicable its shareholder and/or the ultimate principal investor of the Holdco Shareholder, and the completion by the Holdco Shareholder, the Holdco, and if applicable its shareholder and/or the ultimate principal investor of the Holdco Shareholder, of the transactions contemplated hereby:

(i)	will not conflict with, result in the breach of or constitute a default under the articles, by-laws or resolutions of the Holdco Shareholder or the Holdco or any agreement, indenture, contract, lease, deed of trust, licence,

B-II

option, instrument or other commitment, whether written or oral (a “Contract”) to which they are a party; and

(ii)	do not and will not violate any provision of law or administrative regulation or any judicial or administrative award, judgement or decree binding upon the Holdco Shareholder or the Holdco;

(d)	each of the Holdco Shareholder and the Holdco is a resident of Canada for the purposes of the Tax Act;

(e)	each of the Holdco Shareholder and the Holdco has all necessary corporate power and capacity to own property and assets, to enter into and to carry out its obligations under the Holdco Agreement; the execution and delivery of the Holdco Agreement and the consummation of the transactions contemplated thereunder have been duly authorized by all necessary corporate action on the part of the Holdco Shareholder and the Holdco; all necessary corporate action has been taken on the part of the Holdco to authorize the transfer of the Holdco Shares as contemplated in the Holdco Agreement;

(f)	the Holdco Agreement has been duly executed and delivered by the Holdco Shareholder, the Holdco, and if applicable its shareholder and/or the ultimate principal investor of the Holdco Shareholder, and is a valid and binding obligation of the Holdco Shareholder, the Holdco, and if applicable its shareholder and/or the ultimate principal investor of the Holdco Shareholder, enforceable against them in accordance with its terms, subject to applicable bankruptcy, insolvency and other laws affecting the enforcement of creditors’ rights generally and provided that equitable remedies will only be awarded in the discretion of a court of competent jurisdiction;

(g)	all of the Holdco Shares are registered in the name of, and beneficially owned by the Holdco Shareholder are, and at the time at which the Offeror takes up and pays for the Holdco Shares will be, free and clear of all Encumbrances, and the Holdco Shareholder has the exclusive right to dispose of the Holdco Shares as provided in the Holdco Agreement;

(h)	no Person has any Contract, warrant or option or any right capable of becoming a Contract, warrant or option for the purchase from the Holdco Shareholder any of the Holdco Shares or from the Holdco of any of the Subject Shares, including any shareholder agreement relating to the Holdco;

(i)	the authorized share capital of the Holdco is •; the Holdco Shares are validly issued and outstanding as fully paid and non-assessable shares in the share capital of Holdco and are the only issued and outstanding shares in the share capital of the Holdco;

(j)	each of the Holdco Shareholder and the Holdco is a corporation duly incorporated on or after August 1, 2006 and duly organized and validly existing under the laws of its jurisdiction of incorporation.

B-III

(k)	the Holdco is a single purpose corporation and owns or holds no property or assets or any interests therein of any nature or kind whatsoever other than the Subject Shares or nominal amount of cash, and Holdco carries on no active business; since its incorporation, Holdco has only been engaged in holding the Subject Shares and has not at any time disposed of the Subject Shares;

(l)	the Holdco does not and at the time at which the Offeror takes up and pays for the Holdco Shares, Holdco will not have any obligations, liabilities (whether actual or contingent) or indebtedness to any Person, including without limitation any liabilities in respect of federal or provincial income, corporate, goods and services, capital, harmonized sales, sales, excise, employer health, surtaxes, education, social services, social security, employment insurance, health insurance, Canada, Québec and other governmental pension plan premiums or contributions, land transfer or any other taxes, duties or imposts of any nature or kind whatsoever, or in respect of any judgements, orders, fines, interest, penalties, awards or decrees of any court, tribunal or governmental, administrative or regulatory department, commission, board, bureau, agency or instrumentality, domestic or foreign;

(m)	the Holdco has no subsidiaries and is not bound by any Contract to acquire or lease in any manner any shares or assets of any nature or kind whatsoever;

(n)	no dividends or distributions of any kind have been declared or set aside by the Holdco for payment to the Holdco Shareholder which have not been fully paid;

(o)	the Holdco has filed all Tax Returns required to be filed by it as of the date of the Holdco Agreement in all applicable jurisdictions and has paid all Taxes due and payable by it; there are no actions, suits or other proceedings or investigations or claims in progress, pending or threatened against the Holdco in respect of any Taxes and, in particular, there are not currently outstanding reassessments or written inquiries which have been issued or raised by any governmental entity relating to any such Taxes; the Holdco has duly and timely withheld from any amount paid or credited by it to or for the account or benefit of any person, including, without limitation, any of its officers and directors and any non- resident person, the amount of all Taxes and other deductions required by any applicable law, rule or regulation to be withheld from any such amount and has duly and timely remitted the same to the appropriate governmental authority;

(p)	the Holdco is not a party to any Contract of any nature or kind whatsoever except for (i) the Contract with the Holdco Shareholder pursuant to which Holdco acquired the Subject Shares (the “Acquisition Agreement”) (a true and complete copy of which has been provided to Parent) and (ii) the subscription agreement whereby the Holdco Shareholder subscribed for shares of Holdco;

(q)	there are no claims, investigations, actions, suits or proceedings pending or threatened against or affecting any of the Holdco or the Holdco Shareholder, whether at law or in equity or before or by any federal, provincial, municipal or other governmental or administrative or regulatory department, commission, board, tribunal, bureau, agency or instrumentality, domestic or foreign or which

B-IV

adversely affect in any manner the ability of the Holdco and the Holdco Shareholder to enter into the Holdco Agreement and perform their obligations hereunder;

(r)	the Holdco is in full compliance with all laws, rules or regulations to which Holdco or the Subject Shares may be subject;

(s)	the corporate records and minute books of Holdco contain complete and accurate minutes of all meetings or other proceedings of the directors (or any committee thereof) and shareholders of Holdco held since its incorporation and all such meetings were duly called and held and the share certificate books, register of shareholders, register of transfers and register of directors and officers of Holdco are complete and accurate; and

(t)

each of the Holdco Shareholder, and if applicable, its shareholder and/or the ultimate principal investor of the Holdco Shareholder (collectively the “Sellers”) individually declare that the Sellers have no current intention to knowingly (i) acquire or (ii) cause a Person, including a trust or partnership, over which Sellers have influence, to acquire, either directly or indirectly, any shares of Parent or a direct or indirect subsidiary of Parent (in this section collectively “Parent”) or warrants, rights, options or similar instruments with respect to shares of Parent or any debt instrument (other than a debt instrument of Parent arising from or related to the Agreement or Offer) of Parent (the aforesaid shares of Parent, warrants, rights, options or similar instruments with respect to a share of Parent and debt instruments of Parent are hereinafter referred to as “Parent Securities”) with the exception of any Parent Securities that the Sellers may acquire, directly or indirectly, (a) pursuant to any stock option plan of Parent, the Company or Bidco or a direct or indirect subsidiary of the Company or Bidco (b) by the issuance of Parent Securities knowingly by Parent to the Sellers (directly or indirectly), or (c) by reason of Parent Securities being acquired by a mutual fund (or like investment vehicle) over which Sellers do not have any influence, in which Sellers own, (directly or indirectly), an interest or by an independent investment manager who acquires the Parent Securities, by reason of its own independent decision and without any consultation with Sellers. As evidence of the Sellers’ current intention not to acquire any Parent Securities, each Seller hereby undertakes that it will not, under any circumstances (except for those listed above in (a), (b) and (c) of the immediately preceding sentence within the twelve (12) month period following the Expiry Time, (i) acquire any Parent Securities or (ii) cause a Person, including a trust or partnership, over which Sellers have influence, to acquire Parent Securities.

Covenants

(a)	Holdco Documents. The Holdco Shareholder and Holdco shall forthwith make available to Parent and its authorized representatives all minute books, share certificate books, share registers, books of account, accounting records, corporate documents and all other books or records, documents, information or data relating to Holdco (collectively the “Holdco Documents”). At the time of closing, all of

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the Holdco Documents shall be delivered to Parent by the Holdco Shareholders and Holdco.

(b)	No Share Issuances. No Holdco Shareholder that is a corporation shall issue any shares from and after the date hereof to and including the Effective Date in connection with any direct or indirect transfer of Shares without the prior written consent of the Offeror.

(c)	Tax Returns. If requested by the Offeror, the Holdco Shareholder shall cause to be prepared and filed, at the Offeror’s expense, on a timely basis all returns, reports, declarations, elections, notices, filings, information returns and statements (collectively, the “Tax Returns”), in respect of any taxes, governmental charges or assessments for the Holdco for any period which ends on or before the Expiry Time (including any filings as a result of any deemed year end and for which Tax Returns have not been filed as of such date). The Holdco Shareholder shall provide to the Offeror within 30 days of being requested to prepare such Tax Returns drafts of such Tax Returns. The Offeror shall reserve the right, acting reasonably, to approve all such Tax Returns as to form and substance. If the Offeror does not request the Holdco Shareholder to prepare and file Tax Returns for any period which ends on or before the Expiry Time, the Offeror shall prepare and provide to the Holdco Shareholder drafts of such Tax Returns 30 days prior to the date on which the Offeror intends to file such Tax Returns in order to provide the right for the Holdco Shareholder to approve, acting reasonably, all such Tax Returns prepared by the Offeror. On or before the expiry of 30 days following the Expiry Time, the Holdco Shareholder shall provide to the Offeror the books and records of the Holdco which fairly and correctly set out and disclose in all respects, in accordance with generally accepted accounting principles in Canada consistently applied, the financial position of the Holdco as of the Expiry Time and all financial transactions relating to the Holdco. The Holdco Shareholder and Offeror shall co-operate fully with each other and make available to each other in a timely fashion such data and other information as may be required for the preparation of any Tax Return of the Holdco for a period ending on, prior to or including the Expiry Time. Parent, Bidco or any of their Affiliates shall not change or take a position contrary to a position taken in a Tax Return for the period up to and including the Expiry Time or amend any election entered into by the Holdco in respect of its acquisition of the Subject Shares. The Holdco Shareholder shall acknowledge that the Offeror may cause the Holdco to elect for subsection 256(9) of the Income Tax Act (Canada) and the equivalent provision of any applicable provincial legislation not to apply to the Holdco.

Expenses

The Holdco Shareholder will be required to pay all of the reasonable out-of-pocket expenses incurred by the Company in connection with the Holdco Alternative.

Guarantee

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If applicable, the shareholder of the Holdco Shareholder and/or the ultimate principal investor of the Holdco Shareholder shall guarantee the representations, warranties and obligations of the Holdco Shareholder under the Holdco Agreement.

Indemnification

(a)	Obligations to Indemnify. (i) The Holdco Shareholder and if applicable its shareholder and/or the ultimate principal investor of the Holdco Shareholder shall agree to indemnify and save harmless the Offeror from all claims, demands, proceedings, losses, damages, liabilities, deficiencies, costs and expenses (including, without limitation, reasonable legal and other professional fees and disbursements, interest, penalties and amounts paid in settlement) (singly a “Claim” and collectively “Claims”) suffered or incurred by the Offeror as a result of or arising directly or indirectly out of or in connection with: (A) any liabilities of the Holdco relating to any matter occurring on or before the Expiry Time; and (B) any breach by the Holdco Shareholder, and where applicable, its shareholder and/or the ultimate principal investor of such Holdco Shareholder, of any representation, warranty, obligation or covenant of the Holdco Shareholder, its shareholder and/or the ultimate principal investor of the Holdco Shareholder, as the case may be, to the Offeror or the Company.

(ii) Parent shall indemnify and save harmless the Holdco Shareholder and where applicable, its shareholder and/or the ultimate principal investor of such Holdco Shareholder, from all Claims suffered or incurred by them as a result of or arising directly or indirectly out of or in connection with any breach by Parent of any representation, warranty, obligation or covenant of Parent contained in the Holdco Agreement.

(b)	Notice of Claims. In the event that a party (the “Indemnified Party”) shall become aware of a Claim in respect of which another party (the “Indemnifying Party”) agreed to indemnify the Indemnified Party pursuant to the Holdco Agreement, the Indemnified Party shall promptly give written notice thereof to the Indemnifying Party. Such notice shall specify whether the Claim arises as a result of a claim by a Person against the Indemnified Party (a“Third Party Claim”) or whether the Claim does not so arise (a “Direct Claim”), and shall also specify with reasonable particularity (to the extent that the information is available) the factual basis for the Claim and the amount of the Claim, if known. If, through the fault of the Indemnified Party, the Indemnifying Party does not receive notice of any Claim in time to contest effectively the determination of any liability susceptible of being contested, the Indemnifying Party shall be entitled to set off against the amount claimed by the Indemnified Party the amount of any cost, expense or other loss incurred by the Indemnifying Party resulting directly from the Indemnified Party’s failure to give such notice on a timely basis.

(c)	Direct Claims. With respect to any Direct Claim, following receipt of notice from the Indemnified Party of the Claim, the Indemnifying Party shall have 60 days to make such investigation of the Claim as is considered necessary or desirable. For the purpose of such investigation, the Indemnified Party shall make available to the Indemnifying Party the information relied upon by the

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Indemnified Party to substantiate the Claim, together with all such other information as the Indemnifying Party may reasonably request. If both parties agree at or prior to the expiration of such 60-day period (or any mutually agreed upon extension thereof) to the validity and amount of such Claim, the Indemnifying Party shall immediately pay to the Indemnified Party the full agreed upon amount of the Claim.

(d)	Third Party Claims. With respect to any Third Party Claim, the Indemnified Party shall have the exclusive right, at the expense of the Indemnifying Party, to contest, settle or pay the amount claimed and to retain counsel and other experts or advisers selected by the Indemnified Party in its sole discretion in connection therewith; provided, however, that the Indemnified Party shall not settle any Third Party Claim without the written consent of the Indemnifying Party, which consent shall not be unreasonably withheld or delayed. If the Indemnified Party elects to assume such control, the Indemnifying Party shall have the right, at its sole expense, to participate in the negotiation, settlement or defence of such Third Party Claim. If any Third Party Claim is of a nature such that the Indemnified Party is required by applicable law to make a payment to any person (a “Third Party”) with respect to the Third Party Claim before the completion of settlement negotiations or related legal proceedings, the Indemnified Party may make such payment and the Indemnifying Party shall, forthwith after demand by the Indemnified Party, reimburse the Indemnified Party for such payment. If the amount of any liability of the Indemnified Party under the Third Party Claim in respect of which such payment was made, as finally determined, is less than the amount that was paid by the Indemnifying Party to the Indemnified Party, the Indemnified Party shall, forthwith after receipt of the difference from the Third Party, pay the amount of such difference to the Indemnifying Party.

(e)	Payment and Cooperation. The Indemnifying Party shall pay to the Indemnified Party all amounts for which the Indemnifying Party is liable pursuant to this section promptly after the Indemnified Party incurs any loss relating to a Claim. The Indemnified Party and the Indemnifying Party shall co-operate fully with each other with respect to Third Party Claims, and shall keep each other fully advised with respect thereto (including supplying copies of all relevant documentation promptly as it becomes available).

(f)	Tax Effect. If any payment received by an Indemnified Party hereunder (an “Indemnity Payment”) would constitute income for tax purposes to such Indemnified Party, the Indemnifying Party shall pay a Tax Gross Up to the Indemnified Party at the same time and on the same terms, as to interest and otherwise, as the Indemnity Payment. The amount of any Claim for which indemnification is provided shall be adjusted to take into account any tax benefit realized by the Indemnified Party or any of its Affiliates by reason of the Claim for which indemnification is so provided or the circumstances giving rise to such Claim. For purposes of this paragraph (f), any tax benefit shall be taken into account at such time as it is received by the Indemnified Party or its Affiliate. Notwithstanding the foregoing provisions of this paragraph (f), if an Indemnity Payment is included in the Indemnified Party’s income pursuant to paragraph

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12(l)(x) of the Tax Act (or an equivalent provision of any relevant provincial legislation), the Indemnified Party covenants and agrees to make an election pursuant to subsection 12(2.2) of the Tax Act (and the equivalent provision of any applicable provincial legislation) with respect to the Indemnity Payment to the maximum extent possible such that the amount of the Indemnity Payment included in the Indemnified Party’s income for tax purposes is minimized or eliminated. For purposes of this paragraph (f), “Tax Gross Up” shall mean, with respect to any Indemnity Payment, such additional amount (calculated in accordance with the Calculation Method) as is necessary to place the Indemnified Party in the same after tax position as it would have been in had such Indemnity Payment been received tax free; and “Calculation Method”, with respect to the calculation of any Tax Gross Up on any Indemnity Payments, shall mean that such Tax Gross Up shall be calculated by using the combined Canadian federal and Canadian provincial income tax rate applicable to the Indemnified Party for the taxation year in which the Indemnity Payment is made and, except as provided in this paragraph (f), without regard to any losses, credits, refunds or deductions that the Indemnified Party may have which could affect the amount of tax payable on any such Indemnity Payment.

SCHEDULE C
SUPPORTING SHAREHOLDERS

  Irving Teitelbaum

  Stephen Gross

  Laurence Lewin

  Caroline Sacchetti

  GTLSC Limited Partnership (by its General Partner 4316975 Canada Inc.)